++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus supplement and the accompanying prospectus +
+is not complete and may be changed. This prospectus supplement and the        +
+accompanying prospectus are not an offer to sell and are not soliciting an + +offer to buy these securities in any jurisdiction where the offer or sale is +
+not permitted.                                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             Subject to Completion
                             Dated February 2, 2001
                                                Filed Pursuant to Rule 424(b)(5)
                                            Registration Statement No. 333-40340
                                                           PROSPECTUS SUPPLEMENT
                                        (To Prospectus Dated
                                          July 20, 2000)

[EXODUS LOGO]
                                  $500,000,000

                           Exodus Communications, Inc.

               % Convertible Subordinated Notes due February 15, 2008

                                  ----------

  We are offering $500,000,000 aggregate principal amount of our % convertible subordinated notes due February 15, 2008 (the "notes"). Concurrently with this offering, we are offering 13,000,000 shares of our common stock. The common stock will be offered by us pursuant to a separate prospectus supplement. Neither offering is conditioned on the completion of the other offering.

  The notes will be convertible at your option at any time, unless previously
redeemed, into shares of our common stock at a conversion rate of      shares
of common stock per $1,000 principal amount, subject to adjustments we describe
elsewhere. This is equivalent to a conversion price of approximately $     per
share. Our common stock is quoted on the Nasdaq National Market under the symbol "EXDS." On February 1, 2001, the last reported sale price of our common stock was $25.5625 per share.

  We will pay interest on the notes on February 15 and on August 15 of each year, commencing on August 15, 2001. The notes will mature on February 15, 2008. The notes will be unsecured obligations of Exodus and will be subordinated in right of payment to all of our senior indebtedness.

  We may redeem the notes, in whole or in part, at our option on or after February 20, 2004. Upon a change in control event, each holder of the notes may require us to repurchase all or a portion of their notes.

  The underwriters may also purchase up to an additional $75,000,000 aggregate principal amount of notes at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

                                  ----------

  Investing in the notes involves certain risks. See "Risk Factors" beginning on page S-13 of this prospectus supplement and beginning on page 4 of the prospectus that is also a part of this document.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  ----------

                                                                   Per
                                                                  note   Total
                                                                  ----- -------
Public offering price............................................  100% $
Underwriting discount............................................     % $
Proceeds, before expenses, to Exodus.............................     % $

  The purchase price for notes purchased after February  , 2001 will be 100%
plus accrued interest from February   , 2001.

                                  ----------

 The notes will be ready for delivery in New York, New York on or about
 February   , 2001.

                                  ----------

                          Joint Book-Running Managers

Goldman, Sachs & Co.                                         Merrill Lynch & Co.

                                  ----------

Morgan Stanley Dean                         JP Morgan
Witter

                                  ----------

              The date of this prospectus supplement is     , 2001

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
About This Prospectus Supplement...........................................  S-3
Incorporation by Reference.................................................  S-3
Summary....................................................................  S-4
Risk Factors............................................................... S-13
Disclosure Regarding Forward-Looking Statements............................ S-27
Use of Proceeds............................................................ S-28
Price Range of Our Common Stock............................................ S-28
Capitalization............................................................. S-29
Unaudited Pro Forma Combined Condensed Financial Statements................ S-30
Business................................................................... S-37
Description of Notes....................................................... S-44
Description of Certain Indebtedness........................................ S-56
Certain United States Federal Income Tax Considerations.................... S-61
Underwriting............................................................... S-66
Legal Matters.............................................................. S-68
Experts.................................................................... S-68

                                   Prospectus

About This Prospectus.......................................................  ii
Where You Can Find More Information.........................................  ii
Incorporation by Reference.................................................. iii
Summary.....................................................................   1
Risk Factors................................................................   4
Disclosure Regarding Forward-Looking Statements.............................  13
Use of Proceeds.............................................................  14
Dividend Policy.............................................................  14
Ratio of Earnings to Fixed Charges and Preferred Dividends..................  14
Description of Debt Securities..............................................  15
Description of Preferred Stock..............................................  23
Description of Common Stock.................................................  25
Description of Warrants.....................................................  27
Plan of Distribution........................................................  29
Legal Matters...............................................................  30
Experts.....................................................................  30

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

   This prospectus supplement is a supplement to the prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, from time to time we may offer debt securities, shares of preferred stock, shares of common stock and warrants up to an aggregate amount of $2,000,000,000, of which this offering is a part. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the notes we are selling in this offering. Both this prospectus supplement and the prospectus include important information about us, our notes being offered and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the prospectus. You should read both this prospectus supplement and the prospectus, as well as the additional information described under "Incorporation by Reference" immediately below, before investing in the notes.

                           INCORPORATION BY REFERENCE

   The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus supplement and the accompanying prospectus the information we indicate under "Incorporation by Reference" on page iii of the prospectus.

   You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" on page ii of the prospectus.

   Information that we file later with the SEC and that is incorporated by reference in this prospectus supplement and the accompanying prospectus will automatically update and supersede information contained in this prospectus supplement and the prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus supplement and the prospectus as if that information was included in this prospectus supplement or the prospectus.

                                    SUMMARY

   This summary contains a general summary of the information contained in this prospectus supplement. It does not necessarily include all the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference before making an investment decision.

                          Exodus Communications, Inc.

   Exodus Communications, Inc. is the leading provider of Internet infrastructure outsourcing services for enterprises with mission-critical Internet operations. We offer complex Web hosting and managed and professional services to optimize the performance, reliability and scalability of our customers' Internet operations. We deliver our services through a worldwide network of 40 Internet Data Centers located in major metropolitan areas in North America, Europe, Asia and Australia. Our Internet Data Centers are located in the Atlanta, Austin, Boston, Chicago, Frankfurt, London, Los Angeles, Melbourne, New York, Seattle, Silicon Valley, Tokyo, Toronto and Washington, D.C. metropolitan areas.

   Following our acquisition of GlobalCenter, we serve approximately 4,500 customers in a variety of industries, including major enterprise customers and leading Internet companies. These customers include Adidas, Inktomi, L'Oreal, Nikko Salomon Smith Barney, Novell, Oracle Business Online, Oracle Managed Services, Starbucks, U.S. News and World Report, Viacom, Yahoo! and ZDNet.

   Exodus Communications, Exodus and GlobalCenter are trade names and trademarks of Exodus or our subsidiaries. This prospectus also includes trade names and trademarks of other companies.

   Unless the context otherwise requires, the terms "we," "us," "our" and "Exodus" refer to Exodus Communications, Inc., a Delaware corporation.

                              Recent Developments

Acquisition of GlobalCenter

   On January 10, 2001, we completed our acquisition of GlobalCenter from Global Crossing Ltd. GlobalCenter is now a wholly-owned subsidiary of Exodus. We believe that the acquisition enhances our global Internet Data Center infrastructure, strengthens our network, our customer support, sales and professional services organizations, and expands our customer base.

   In our acquisition of GlobalCenter, we issued approximately 108 million shares of common stock in exchange for all outstanding shares of GlobalCenter common stock. As a result, Global Crossing and its affiliates acquired beneficial ownership of approximately 20% of our outstanding common stock. The combined company has 40 Internet Data Centers totaling approximately 5.1 million gross square feet, approximately 4,500 customers, and strategic partners that include Cisco, Compaq, Dell, Inktomi, Microsoft, Oracle, Softbank and Sun Microsystems.

   In connection with the merger, we also entered into two network services, marketing and cooperation agreements, one with Global Crossing and the other with Asia Global Crossing Ltd. Under these agreements we agreed for a period of 10 years to purchase from Global Crossing at least 50% of our future network needs outside of Asia, and we agreed to purchase from Asia Global Crossing at least 60% of our future network needs in Asia. In return, Global Crossing and Asia Global Crossing agreed to use Exodus and its affiliates as their exclusive provider of Web hosting services for a period of two years. They also agreed to provide us with preferred pricing on all network services and assets offered by Global Crossing and Asia Global Crossing, including circuits, IRUs and dark fiber. The benefits to us of these network arrangements include:

  . preferred pricing on network services and assets, helping our network services remain price competitive;

  . our Internet Data Centers being more closely integrated into Global
    Crossing's advanced global Internet Protocol network, providing us with superior network quality of service; and

  . local fiber capabilities that would enhance network control.

   In addition, Exodus and Asia Global Crossing have agreed to form a joint venture to provide complex Web hosting and managed services in Asia. Exodus will own 67% of the venture and Asia Global Crossing will own 33%. Both companies will contribute to the joint venture all their Asia region Web hosting related assets. Asia Global Crossing will be the primary network provider for this joint venture in Asia, and the parties intend that 67% of its networking needs will be supplied by Asia Global Crossing. Exodus will manage and operate the joint venture.

   Global Crossing has also agreed to offer and co-brand Exodus' Web hosting services to Global Crossing's network service customers.

Recent Financial Results

   On January 24, 2001, we announced our financial results for the fourth quarter and full year of 2000. These results do not reflect the acquisition of GlobalCenter. Revenues for the quarter ended December 31, 2000 were $280.4 million, compared to $101.4 million for the same quarter in 1999. Net loss, excluding the impact of amortization of goodwill and intangible assets, for the quarter ended December 31, 2000 was $55.8 million, or $0.13 per share, compared to a net loss of $60.6 million, or $0.14 per share, for the third quarter of 2000, and a net loss of $48.2 million, or $0.14 per share, for the fourth quarter of 1999. EBITDA profit (earnings before net interest expense, income taxes, depreciation, amortization and other noncash charges) for the quarter ended December 31, 2000 was $26.5 million compared to an EBITDA loss of $16.7 million for the fourth quarter of 1999.

   Revenues for the year ended December 31, 2000 were $818.4 million, compared to $242.1 million for the year ended December 31, 1999. Net loss, excluding the impact of amortization of goodwill and intangible assets, for the year ended December 31, 2000 was $221.5 million, or $0.55 per share, compared to $120.9 million, or $0.36 per share, for the year ended December 31, 1999. EBITDA profit for the year ended December 31, 2000 was $45.0 million, compared to an EBITDA loss of $44.7 million for the year ended December 31, 1999.

   During the fourth quarter of 2000, Exodus adopted SEC Staff Accounting Bulletin No. 101 -- "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 requires companies to defer revenue and related cost of goods sold for certain revenues. Excluding the cumulative impact of adopting SAB 101, revenues for the quarter ended December 31, 2000 would have been $281.0 million, net loss excluding the impact of amortization of goodwill and intangible assets would have been $54.8, and EBITDA profit would have been $27.5 million. Excluding the cumulative impact of adopting SAB 101, revenues for the year ended December 31, 2000 would have been $824.3 million, net loss excluding the impact of amortization of goodwill and intangible assets would have been $216.9 million, and EBITDA profit would have been $49.6 million. The cumulative impact of retroactively adopting SAB 101 is recorded as a $8.4 million increase to net loss in 2000.

                                ----------------

   Our principal executive offices are located at 2831 Mission College Boulevard, Santa Clara, California 95054. Our telephone number is
(408) 346-2200. The information on our Web site is not part of this prospectus.

                                  The Offering

 Issuer.............................. Exodus Communications, Inc.

 Notes Offered....................... $500,000,000 aggregate principal amount
                                      of   % convertible subordinated notes due
                                      February 15, 2008, plus an additional
                                      $75,000,000 aggregate principal amount of
                                      notes subject to the underwriters' over-
                                      allotment option.

 Offering Price...................... 100% of the principal amount plus accrued
                                      interest, if any, from February   , 2001.

 Maturity Date....................... February 15, 2008.

 Interest............................ Interest on the notes is payable semiannually on February 15 and August 15
                                      of each year, beginning on August 15,
                                      2001.

 Conversion.......................... You may convert your notes into shares of
                                      common stock at a rate of     shares of
                                      common stock per $1,000 principal amount
                                      of notes, which is equal to a conversion
                                      price of approximately $    per share,
                                      subject to adjustment in certain events.

                                      You may convert notes at any time after
                                      their initial issuance and before the
                                      close of business on their maturity date, at the conversion rate set forth above, unless previously redeemed, or repurchased. If your notes are called for redemption or subject to repurchase, you will be entitled to convert the notes up to and including, but not after, the business day immediately before the day fixed for redemption or repurchase. See
                                      "Description of Notes--Conversion
                                      Rights."

 Subordination....................... The notes are subordinated to all of our existing and future senior indebtedness.
                                      The notes are also effectively
                                      subordinated in right of payment to all
                                      indebtedness and other liabilities of our
                                      subsidiaries. The notes will rank equally
                                      in right of payment to all of our
                                      existing and future subordinated
                                      indebtedness including our 5% convertible
                                      subordinated notes and our 4 3/4%
                                      convertible subordinated notes. Assuming
                                      that on December 31, 2000 we had
                                      completed this offering, we would have
                                      had approximately $2.0 billion of
                                      outstanding senior debt. As of that date
                                      we also had $450.0 million available
                                      under the senior secured credit facility
                                      and the aggregate amount of indebtedness
                                      and other liabilities of our subsidiaries
                                      was approximately $92.6 million.

                                      The notes indenture does not restrict our ability or our subsidiaries' ability to incur additional debt. See "Description of Notes--Subordination."

 Optional Redemption................. We may, at our option, redeem any of the notes, in whole or in part, on or after
                                      February 20, 2004 at the redemption
                                      prices set forth in this prospectus
                                      supplement plus accrued and unpaid
                                      interest to the redemption date. See
                                      "Description of Notes--Optional
                                      Redemption by Exodus."

 Change in Control................... If an event treated as a change in control occurs, you will have the right,
                                      subject to certain conditions and
                                      restrictions, to require us to repurchase
                                      all or a portion of your notes at 100% of
                                      the principal amount thereof, plus
                                      accrued interest. We will pay the
                                      repurchase price in cash or, at our
                                      option but subject to the satisfaction of
                                      certain conditions, in shares of common
                                      stock, valued at 95% of the average
                                      closing sales prices of the common stock
                                      for the five trading days before and
                                      including the third trading day before
                                      the repurchase date.

                                      However, the subordination provisions
                                      restrict our ability to repurchase the
                                      notes prior to the repayment in full of
                                      all amounts outstanding under our senior debt, including our senior notes and senior secured credit facility. See
                                      "Description of Notes--Repurchase at
                                      Option of Holders Upon a Change in
                                      Control."

 Global Note; Book Entry System...... The notes will be issued only in fully registered form without coupons and in
                                      minimum denominations of $1,000. The
                                      notes will be evidenced by one or more
                                      global notes, in fully registered form
                                      and without coupons, deposited with the
                                      trustee for the notes, as custodian for
                                      DTC. Beneficial interests in the global
                                      notes will be shown on, and transfers
                                      will be effected only through, records
                                      maintained by DTC and its participants
                                      and indirect participants. See
                                      "Description of Notes--Global Note; Book-
                                      Entry System."

 Events of Default................... The following will be events of default under the indenture for the notes:

                                      . we fail to pay principal of any premium
                                        on any note when due, whether or not
                                        the payment is prohibited by the
                                        subordination provisions of the
                                        indenture;

                                      . we fail to pay any interest on any note
                                        when due and that default continues for
                                        30 days, whether or not the payment is
                                        prohibited by the subordination
                                        provisions of the indenture;

                                      . we fail to provide the notice that we
                                        are required to give in the event of a
                                        change in control, whether or not the
                                        notice is prohibited by the
                                        subordination provisions of the
                                        indenture;

                                      . we fail to perform any other covenant
                                        in the indenture and that failure
                                        continues for 60 days after written
                                        notice as provided in the indenture;

                                      . we or any of our significant
                                        subsidiaries fail to pay when due at
                                        final maturity thereof (either at its
                                        maturity or upon acceleration) any
                                        indebtedness under any bonds,
                                        debentures, notes or other evidences of
                                        indebtedness for money borrowed (or any
                                        guarantee thereof) in excess of $10.0
                                        million if the indebtedness is not
                                        discharged, or the acceleration is not
                                        rescinded or annulled, within 30 days
                                        after written notice to us by the
                                        trustee or the holders of at least 25%
                                        in aggregate principal amount of the
                                        outstanding notes; and

                                      . events of bankruptcy, insolvency or
                                        reorganization with respect to us or
                                        any of our significant subsidiaries
                                        specified in the indenture. See
                                        "Description of Notes--Events of
                                        Default."

 Nasdaq National Market Symbol for
  Our Common Stock................... "EXDS"

 Absence of a Public Market for The   The notes will not be listed on any
  Notes.............................. securities exchange or quoted on the
                                      Nasdaq National Market. The underwriters
                                      have advised us that they intend to make
                                      a market in the notes. The underwriters
                                      are not obligated, however, to make a
                                      market in the notes, and any market
                                      making may be discontinued at any time at
                                      their sole discretion without notice. See
                                      "Underwriting."

 Use of Proceeds..................... The net proceeds to us from this offering are estimated to be approximately $485.5
                                      million. We will use the net proceeds
                                      from this offering to finance the
                                      purchase or other acquisition of assets
                                      or businesses to be used in our business.
                                      See "Use of Proceeds."

 Risk Factors........................ See "Risk Factors" to read about important factors you should consider
                                      before purchasing the notes.

 Governing Law....................... The indenture and the notes will be governed by the laws of the State of New
                                      York, without regard to conflicts of laws
                                      principles.

                        Concurrent Common Stock Offering

   Concurrent with this offering, we are offering 13,000,000 shares of our common stock. The common stock will be offered by us pursuant to a separate prospectus supplement. Neither offering is conditioned on the completion of the other offering. We may not complete our common stock offering.

                Selected Historical Consolidated Financial Data

   The following selected historical consolidated financial data has been derived from our historical financial statements, and should be read together with those financial statements and related notes that are incorporated by reference in this prospectus supplement.

   The consolidated balance sheet data as of December 31, 1997 is derived from audited financial statements that are not included in or incorporated by reference into this document. The consolidated statement of operations data and statement of cash flows data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from audited financial statements that are incorporated by reference into this document. The consolidated statement of operations data and statement of cash flows data for the nine months ended September 30, 1999 and 2000 and the consolidated balance sheet data as of September 30, 2000 are derived from unaudited financial statements that are incorporated by reference into this document.

   In the following tables and in this document, "EBITDA" represents earnings
(loss) before net interest expense, income taxes, depreciation, amortization (including amortization of deferred stock compensation) and other noncash charges, including fixed asset write-offs. EBITDA should not be used as an alternative to operating loss or net cash provided by (used for) operating activities, investing activities or financing activities, each as measured under accounting principles generally accepted in the United States. In addition, EBITDA may not be comparable to other similarly titled information from other companies. However, our management believes that EBITDA is an additional meaningful measure of performance and liquidity. With respect to the caption entitled "Deficiency of earnings available to cover fixed charges," earnings consist of loss before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance cost and discount or premium related to indebtedness, whether immediately expensed or capitalized and amortized, and that portion of rental expense we believe to be representative of interest. The "EBITDA" and "Deficiency of earnings available to cover fixed charges" data is unaudited.

                Selected Historical Consolidated Financial Data

                                                            Nine Months Ended
                             Year Ended December 31,          September 30,
                          -------------------------------  ---------------------
                            1997       1998       1999       1999        2000
                          ---------  ---------  ---------  ---------  ----------
                                (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Total revenues..........  $  12,408  $  52,745  $ 242,140  $ 140,754  $  543,331
Costs and expenses:
 Cost of revenues.......     16,868     61,578    197,231    118,827     378,101
 Marketing and sales....     12,702     29,034     75,809     42,473     123,315
 General and
  administrative........      5,983     16,058     42,951     25,548      97,498
 Product development....      1,647      3,507      8,869      5,641      10,573
 Amortization of
  goodwill and
  intangible assets.....         --        141      9,438      5,597      25,412
 Acquisition-related
  charges...............         --         --      5,058         --          --
                          ---------  ---------  ---------  ---------  ----------
   Total costs and
    expenses............     37,200    110,318    339,356    198,086     634,899
                          ---------  ---------  ---------  ---------  ----------
   Operating loss.......    (24,792)   (57,573)   (97,216)   (57,332)    (91,568)
 Interest and other
  income (expense):
  Interest and other
   income...............        193      7,157     15,928     10,625      47,571
  Interest and other
   expense..............       (699)   (16,900)   (49,035)   (30,669)   (135,129)
                          ---------  ---------  ---------  ---------  ----------
   Total interest and
    other expense, net..       (506)    (9,743)   (33,107)   (20,044)    (87,558)
                          ---------  ---------  ---------  ---------  ----------
   Net loss.............    (25,298)   (67,316)  (130,323)   (77,376)   (179,126)
 Cumulative dividends
  and accretion on
  redeemable
  convertible preferred
  stock.................     (1,413)    (2,014)        --         --          --
                          ---------  ---------  ---------  ---------  ----------
Net loss attributable to
 common stockholders....  $ (26,711) $ (69,330) $(130,323) $ (77,376) $ (179,126)
                          =========  =========  =========  =========  ==========
Basic and diluted net
 loss per share.........  $   (0.87) $   (0.28) $   (0.39) $   (0.23) $    (0.45)
                          =========  =========  =========  =========  ==========
Shares used in computing
 basic and diluted net
 loss per share.........     30,856    251,616    335,848    331,948     398,512
                          =========  =========  =========  =========  ==========
Consolidated Statement
 of Cash Flows Data:
Net cash provided by
 (used for) operating
 activities ............  $ (15,518) $ (47,312) $ (46,726) $ (68,542)   $ 38,754
Net cash used for
 investing activities...    (23,864)   (92,757)  (390,614)  (235,134) (1,042,139)
Net cash provided by
 financing activities...     45,937    285,814  1,296,745    319,632   1,260,801
Depreciation and
 amortization...........      3,429     13,024     50,881     28,383     117,030
Capital expenditures....     22,489     44,564    283,468    160,624     767,744

Other Data:
EBITDA..................  $ (20,274) $ (41,945) $ (44,738) $ (27,994) $   30,513
Deficiency of earnings
 available to cover
 fixed charges..........    (25,298)   (67,316)  (130,323)   (77,376)   (179,126)

                                            December 31,
                                     ---------------------------- September 30,
                                      1997      1998      1999        2000
                                     -------  -------- ---------- -------------
                                                  (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents........... $10,270  $156,015 $1,015,960  $1,246,550
Restricted cash equivalents.........   1,753    45,614     35,390      73,051
Working capital (deficiency)........  (3,707)  124,636    946,798     901,806
Total assets........................  40,973   298,798  1,742,890   3,655,352
Equipment loans, line of credit
 facilities, capital lease
 obligations, less current portion..  15,135    27,284     48,696      64,173
Convertible subordinated notes......      --        --    749,800     562,494
Senior notes........................      --   200,000    776,231   1,936,062
Total stockholders' equity
 (deficit).......................... (30,600)   24,277     17,615     567,644

     Selected Unaudited Pro Forma Combined Condensed Financial Information

   The selected unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations for future periods or the results of operations that actually would have been realized had Exodus, Cohesive Technology Solutions, Inc. and its subsidiaries and GlobalCenter Holding Co. been combined companies during the specified periods.

   The selected unaudited pro forma combined condensed financial information is qualified in its entirety by reference to, and should be read in conjunction with, the consolidated financial statements and related notes of Exodus and the historical consolidated financial statements and related notes of Cohesive, which are incorporated by reference into this document, and the historical consolidated financial statements and related notes of GlobalCenter Holding Co., which are incorporated by reference into this document and the unaudited pro forma combined condensed financial statements of Exodus, which are included elsewhere in this document.

   The selected unaudited pro forma combined condensed statement of operations information for the year ended December 31, 1999 gives effect to the merger between a wholly owned subsidiary of Exodus and Cohesive and to the merger between a wholly owned subsidiary of Exodus and GlobalCenter Holding Co. as if both mergers had taken place on January 1, 1999. The selected unaudited pro forma combined condensed statement of operations information for the nine months ended September 30, 2000 gives effect to the merger between a wholly owned subsidiary of Exodus and GlobalCenter Holding Co. as if it had taken place on January 1, 1999. The selected unaudited pro forma combined condensed balance sheet information gives effect to the GlobalCenter Holding Co. merger as if it had taken place on September 30, 2000.

   The selected unaudited pro forma combined condensed financial information has been prepared on the basis of assumptions described in the notes to the unaudited pro forma combined condensed financial statements included elsewhere in this document. In the opinion of management, all adjustments necessary to present fairly this selected unaudited pro forma combined condensed financial information have been made.

     Selected Unaudited Pro Forma Combined Condensed Financial Information

                                                                   Nine Months
                                                      Year Ended      Ended
                                                     December 31, September 30,
                                                         1999         2000
                                                     ------------ -------------
                                                     (in thousands, except per
                                                            share data)
Unaudited Pro Forma Combined Condensed Statement of
 Operations Information:
Total revenues.....................................   $ 342,234    $  679,926
Cost and expenses:
  Cost of revenues.................................     296,486       517,847
  Marketing and sales..............................      95,022       148,528
  General and administrative.......................      59,700       145,964
  Product development..............................       8,869        10,573
  Amortization of goodwill and other intangible
   assets..........................................     472,468       366,320
  Acquisition-related charges......................       5,058            --
                                                      ---------    ----------
    Total cost and expenses........................     937,603     1,189,232
    Operating loss.................................    (595,369)     (509,306)
Interest expense, net..............................     (35,066)      (87,787)
                                                      ---------    ----------
    Loss from continuing operations before taxes...    (630,435)     (597,093)
Income tax benefit.................................          --            --
                                                      ---------    ----------
    Loss from continuing operations attributable to
     common stockholders...........................   $(630,435)   $ (597,093)
                                                      =========    ==========
Basic and diluted loss per share from continuing
 operations........................................   $   (1.41)   $    (1.18)
                                                      =========    ==========
Shares used in computing basic and diluted loss per
 share from continuing operations..................     445,605       506,669
                                                      =========    ==========

                                                                 September 30,
                                                                     2000
                                                                 -------------
Unaudited Pro Forma Combined Condensed Balance Sheet
 Information:
Cash and cash equivalents.......................................  $1,257,760
Restricted cash equivalents.....................................      73,051
Working capital.................................................     846,832
Total assets....................................................   6,852,353
Equipment loans, line of credit facilities, capital lease
 obligations, less current portion..............................      64,173
Convertible subordinated notes..................................     562,494
Senior notes....................................................   1,936,062
Total stockholders' equity......................................   3,621,644

                                  RISK FACTORS

   This offering involves a high degree of risk. In addition to the other information set forth in this prospectus supplement and in the accompanying prospectus, the following risk factors should be considered carefully in evaluating Exodus and its business before purchasing any of the notes. This prospectus supplement contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus supplement should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this prospectus supplement and in the accompanying prospectus dated July 20, 2000. The risk factors contained in this prospectus supplement, add to, update and change the risk factors contained in the accompanying prospectus dated July 20, 2000.

Our short operating history, evolving business, and continuing losses make an investment in our securities difficult to evaluate

   Our limited operating history and the pace of change in our business makes evaluating our business operations and our prospects difficult. We have incurred operating losses each fiscal quarter and year since 1995. Our accumulated deficit was approximately $484.5 million at December 31, 2000. We anticipate making continuing investments in new Internet Data Centers and network infrastructure, product development, sales and marketing programs and personnel. We believe that we will continue to experience net losses on a quarterly and annual basis for the foreseeable future. We may also use significant amounts of cash and/or equity to acquire complementary businesses, products, services or technologies. Although we have experienced significant growth in revenues in recent periods, this growth rate is not necessarily indicative of future or other operating results. It is possible that we may never achieve profitability on a quarterly or an annual basis.

Our operating results have fluctuated widely and we expect this to continue

   We have experienced significant fluctuations in our results of operations on a quarterly and an annual basis. We expect to continue to experience significant fluctuations due to a variety of factors, many of which are outside of our control, including:

  . demand for and market acceptance of our services;

  . reliable continuity of service and network availability;

  . the ability to increase bandwidth as necessary, both on our network and at our interconnection points with other networks;

  . costs related to the acquisition of network capacity and arrangements for interconnections with third-party networks;

  . customer retention and satisfaction;

  . capacity utilization of our Internet Data Centers;

  . the timing, magnitude and integration of acquisitions of complementary businesses and assets;

  . the timing of customer installations;

  . the provision of customer discounts and credits;

  . the mix of services sold by us;

  . the timing and success of marketing efforts and service introductions by us and our competitors;

  . the timing and magnitude of capital expenditures, including construction costs relating to the expansion of operations;

  . the timing of expansion of existing Internet Data Centers and completion of new Internet Data Centers, including obtaining necessary permits and adequate public utility power;

  . the introduction by third parties of new Internet and networking technologies;

  . changes in our pricing policies and those of our competitors;

  . fluctuations in bandwidth used by customers; and

  . licenses and permits required to construct facilities, deploy networking infrastructure or operate in the United States and foreign countries.

   In addition, a relatively large portion of our expenses are fixed in the short-term, particularly with respect to telecommunications, depreciation, substantial interest expenses, real estate and personnel. Therefore, our results of operations are particularly sensitive to fluctuations in revenues. Furthermore, if we were to become unable to continue leveraging third-party products in our services offerings, our product development costs could increase significantly. Finally, many of our customers are emerging growth companies which may have negative cash flows, and there is the possibility that we will not be able to collect receivables on a timely basis.

We may not realize all of the potential benefits of our recent acquisition of GlobalCenter

   One of our reasons for acquiring GlobalCenter was to utilize its facilities and employees to provide an enhanced level of services in connection with our Web hosting and managed and professional services operations. If we are not successful in quickly integrating GlobalCenter Internet Data Centers, service operations and management teams, employee morale might decline, key employees could leave and customers could cancel existing orders or choose not to place new ones. In addition, difficulties or delays in the integration of the operations of Exodus and GlobalCenter, including the network and call center operations, could disrupt the customer service operations of the combined company. If our customer service operations suffer as a result of our integration efforts or otherwise, our customers might reduce their future orders or cease doing business with us altogether.

   Successful integration of GlobalCenter into Exodus depends, in significant part, on the continued services of GlobalCenter management personnel and of its key technical and sales personnel. Many members of GlobalCenter's former management team have terminated their relationships with GlobalCenter. Our ability to manage GlobalCenter's business and workforce could be harmed and our operations could be disrupted as a result of these departures. Losing these managers could slow or prevent us from realizing any benefits of acquiring GlobalCenter.

   In recent periods GlobalCenter increased its spending on investment in Internet Data Centers, network capacity and personnel, which could result in net losses in excess of historically reported results for that company. If after our acquisition we are unable to realize commensurate revenue increases, we will not realize some of the benefits of the acquisition and our financial results will be harmed.

We may not achieve expected benefits of our joint venture agreement with Asia Global Crossing

   In September 2000 we entered into a joint venture agreement with Asia Global Crossing Ltd., for the purpose of providing our services in Asia. To date, negotiations have been lengthy and complex, and we are continuing to work toward forming and developing the joint venture. If commencement of the joint venture is delayed, the benefits we expect to achieve will be delayed; for example, our revenues could be lower than anticipated. If the joint venture agreement, or the joint venture after formation, is terminated, we could also face additional competition in Asia.

We may experience difficulty in integrating the acquisitions that we have recently completed, which could harm our operating results

   The challenges of integrating the operations of Exodus and GlobalCenter will be increased by our ongoing efforts to integrate our other recent acquisitions. For example, in November 1999 we acquired Service Metrics, an Internet monitoring applications and services company, and in December 1999 we acquired Global OnLine Japan, an Internet solutions provider in the Japanese market. Also, in April 2000 we completed an investment in and entered into a commercial relationship with Mirror Image Internet, Inc., a provider of content distribution services and in August 2000 we acquired Grenville Consulting UK Limited, a professional services organization based in the UK. We anticipate that we will acquire other businesses and assets and add complementary technologies and personnel in the future in order to expand our business. The integration of multiple organizations requires a substantial amount of management resources and attention. If we fail to successfully integrate and manage acquired businesses, retain their employees and customers, or address new markets associated with the acquired businesses, our business and financial results would be harmed.

Our rapid expansion produces a significant strain on our business and requires us to expend substantial resources

   One of our key strategies is to expand our network by opening additional Internet Data Centers in geographically diverse locations. In order to expand successfully, we must be able to assess markets, locate and secure new Internet Data Center sites, install telecommunications circuits and equipment and Internet Data Center facilities, and establish additional interconnections with Internet service providers. We must continue to improve our operational and financial systems and expand, train and manage our employee base.

   We expect to expend substantial resources for leases or purchases of real estate, improvements of facilities, purchase of complementary businesses, assets and equipment, implementation of multiple telecommunications connections and hiring of network, administrative, customer support and sales and marketing personnel with the establishment of each new Internet Data Center. Moreover, we expect to make significant new investments in sales and marketing and development of new services as part of our expansion strategy. If we fail to generate sufficient cash flows or to raise sufficient funding we may need to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities, making it difficult for us to generate additional revenue and to respond to competitive pressures.

   In general, it takes us at least six months to select the appropriate location for a new Internet Data Center, construct the necessary facilities, install equipment and telecommunications infrastructure and hire operations and sales personnel. Expenditures commence well before the date the Internet Data Center opens, and it takes an extended period for us to approach break-even capacity utilization. As a result, we expect that individual Internet Data Centers will experience losses for in excess of one year from the time they are opened. We expect to delay slightly the scheduled opening of some former GlobalCenter Internet Data Centers in order to open them under Exodus standards and to reduce potential integration problems. Growth in the number of our Internet Data Centers is likely to increase the amount and duration of losses. In addition, if we do not attract customers to new Internet Data Centers in a timely manner, or at all, our business will be materially adversely affected.

Our substantial leverage and debt service obligations adversely affect our cash flow

   We will have substantial amounts of outstanding indebtedness upon the completion of this offering, including:

  . outstanding debt under our senior secured credit facility;

  . our 11 1/4% senior notes due 2008;

  . our dollar-denominated 10 3/4% senior notes due 2009;

  . our euro-denominated 10 3/4% senior notes due 2009;

  . our dollar-denominated 11 5/8% senior notes due 2010;

  . our euro-denominated 11 3/8% senior notes due 2008;

  . our 5% convertible subordinated notes due 2006;

  . our 4 3/4% convertible subordinated notes due 2008; and

  . these notes.

   There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of the notes and our other debt when due. As of December 31, 2000, we had debt of approximately $2.6 billion. In addition, we expect to add additional long term debt, equipment loans, lease lines of credit or other financing arrangments to finance capital expenditures for our Internet Data Centers, working capital lines of credit and equipment lease lines. As a result of this indebtedness, our principal and interest payment obligations are substantial. There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of, debt when due.

   Our substantial leverage could have significant negative consequences, including:

  . increasing our vulnerability to general adverse economic and industry conditions;

  . limiting our ability to obtain additional financing;

  . requiring a substantial portion of cash flow from operations for debt service, thereby reducing cash flow available for other purposes, including capital expenditures;

  . limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

  . placing us at a possible competitive disadvantage compared to competitors with less leverage or better access to capital resources.

Our concurrent stock offering may not be successful, in which case our leverage will increase

   The information in this prospectus supplement assumes that we will successfully complete our concurrent common stock offering. However, we cannot assure you that we will do so. If we do not complete the concurrent common stock offering, our debt to equity ratio would increase, further adding to our substantial leverage.

We are subject to restrictive covenants in our note indentures and our senior secured credit facility that limit our flexibility in managing our business

   The notes, our other existing senior notes and convertible subordinated notes, and our senior secured credit facility contain various restrictions on our ability to incur debt, pay dividends or make other restricted payments, sell assets, enter into affiliate transactions and take other actions. Furthermore, our existing financing arrangements are, and future financing arrangements are likely to be, secured by substantially all of our assets. The existing financing arrangements require, and future financing arrangements are likely to require, that we maintain specific financial ratios and comply with covenants restricting our ability to incur debt, pay dividends or make other restricted payments, sell assets, enter into affiliate transactions or take other actions.

   In addition, we are restricted in how we use funds raised in our debt financings. As a result, from time to time we may not be able to meet some of our spending needs and this could harm our business.

Some of our customers are emerging Internet-based businesses that may not pay us for our services on a timely basis and may not succeed over the long term

   Approximately 43% of our monthly recurring revenue during the fourth quarter 2000 was derived from customers that are emerging Internet-based businesses, and a portion of our future revenue will be derived from this customer base. The unproven business models of some of these customers and an uncertain economic climate make their continued financial viability uncertain. Some of these customers have encountered financial difficulties. In the future others may do so and fail to pay for our services or delay payment. If these payment difficulties are substantial, our business and financial results could be harmed.

The success of our business depends on the overall demand for information technology and services, and Internet data services in particular

   Our success depends on the growth of overall demand for information technology and services, particularly in the market for Internet system and network management solutions for enterprises with mission-critical Internet operations. Our business is affected by general economic and business conditions throughout the world. A softening of demand for Internet infrastructure services and information technology and services caused by a weakening of the global economy in general and the U.S. economy in particular may result in decreased revenues or slower growth for us.

We compete with much larger companies and there are few barriers to entry, and if we cannot compete effectively, we will lose business

   Our market is intensely competitive. There are few substantial barriers to entry, and we expect to face additional competition from existing competitors and new market entrants in the future. Many companies have announced that they intend to begin providing and/or greatly expand their service offerings that are competitive with our services. The principal competitive factors in this market include:

  . the ability to deliver services when requested by the customer;

  . Internet system engineering and other expertise;

  . customer service;

  . network capability, reliability, quality of service and scalability;

  . the variety of services offered;

  . access to network resources, including circuits, equipment and interconnection capacity to other networks;

  . broad geographic presence;

  . price;

  . the ability to maintain and expand distribution channels;

  . brand name;

  . the timing of introductions of new services;

  . network security; and

  . financial resources.

   There can be no assurance that we will have the resources or expertise to compete successfully in the future. Our current and potential competitors in the market include:

  . providers of server hosting services;

  . national, foreign and regional internet service providers;

  . global, regional and local telecommunications companies and Regional Bell
    Operating companies;

  . information technology outsourcing firms; and

  . other technology services and products companies.

   Many of our competitors have substantially greater resources, more customers, longer operating histories, greater name recognition and more established relationships in the industry. As a result, these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies. In addition, these competitors have entered and will likely continue to enter into business relationships to provide additional services competitive with those we provide.

   Some of our competitors may be able to provide customers with additional benefits in connection with their Internet system and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to ours. We may not be able to offset the effects of any price reductions. In addition, we believe our market is likely to encounter consolidation in the near future, which could result in increased prices and other competition.

Our market is new and our services may not be generally accepted by enterprises looking to outsource their mission-critical Internet operations, which could harm our operating results

   The market for Internet system and network management solutions has only recently begun to develop, is evolving rapidly and is characterized by an increasing number of market entrants. This market may not prove to be viable or, if it becomes viable, may not continue to grow. We currently incur costs greater than our revenues. If we cannot retain or grow our customer base, we will not be able to increase our sales and revenues or create economies of scale to offset our fixed and operating costs. Our future growth depends on the willingness of enterprises to outsource the system and network management of their mission-critical Internet operations and our ability to market our services in a cost-effective manner to a sufficiently large number of customers. If this market fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, our business would be adversely affected. In addition, in order to be successful we must be able to differentiate ourselves from our competition through our service offerings and delivery.

Revenue recognition and accounting rules and guidance may change

   In the fourth quarter of 2000 we adopted SAB No. 101, "Revenue Recognition in Financial Statements", which provides revenue recognition guidance. The accounting profession continues to review provisions of SAB No. 101 and other rules and guidelines with the objective of providing additional guidance on implementing their provisions. Depending upon the outcome of these reviews and the issuance of implementation guidelines and interpretations, we may be required to change our revenue recognition policies and business practices or revalue assets, and such changes could have a material adverse effect on our revenue recognition, balance sheet, results of operations or financial condition.

System failures could lead to significant costs

   We must protect our network infrastructure, our equipment, and customers' equipment against damage from human error, physical or electronic security breaches, power loss and other facility failures, fire, earthquake, flood, telecommunications failure, sabotage, vandalism and similar events. Despite precautions we have taken, a natural disaster or other unanticipated problems at one or more of our Internet Data Centers could result in interruptions in our services or significant damage to customer equipment. In addition, failure of any of our telecommunications providers, such as Global Crossing, MCI WorldCom and Qwest Communications Corporation, to provide consistent data communications capacity, and local exchange carriers to provide interconnection agreements, could result in service interruptions. In the future, we expect to rely more heavily on one provider, Global Crossing, and we will become more dependent on Global Crossing's operations and services. Any damage to, or failure of, our systems or service providers could result in reductions in, or terminations of, services supplied to our customers, which could have a material adverse effect on our business. In the past, we have experienced interruptions in specific circuits within our network resulting from events outside our control, temporary loss of power, and failure of networking equipment, all of which led to short-term degradation in the level of performance of our network or temporary unavailability of our services. If we incur significant financial commitments to our customers in connection with our failure to meet our service level commitment obligations as a result of system downtime, our liability insurance may not be adequate to cover those expenses.

Our business could be harmed by prolonged electrical power outages or shortages

   Our Internet Data Centers and other facilities are susceptible to regional electrical power shortages and planned or unplanned power outages caused by these shortages, such as those currently occurring in California. To date, neither we nor our customers have experienced any material interruption of service as a result of any such shortages. We attempt to limit exposure to system downtime by using backup generators and power supplies. We also attempt to limit our financial liability for system downtime by giving customers credits for free service each month for all disruptions of service during that month. However, customers may seek additional remedies. Further, we are planning to develop cogeneration facilities to reduce our reliance on public power suppliers. However, the overall power shortage in California has increased the cost of energy, which we may not be able to pass on to our customers. Power outages which last beyond our backup and alternative power arrangements could harm our customers and our business.

We must manage growth effectively by expanding operating and financial procedures, controls and systems or our business will be harmed

   We are experiencing, and expect to continue experiencing, rapid growth with respect to the building of our Internet Data Centers and network infrastructure, acquisitions of assets and companies, expansion of our service offerings, geographic expansion, expansion of our customer base and increases in the number of employees. This growth has placed, and we expect it to continue to place, a significant strain on our financial, management, operational and other resources, including our ability to ensure customer satisfaction. This expansion also requires significant time commitment from our senior management and places a significant strain on their ability to manage the existing business. In addition, we are required to manage multiple relationships with a growing number of third parties as we seek to complement our service offerings. Our ability to manage our growth effectively will require us to continue to expand operating and financial procedures and controls, to replace or upgrade our operational, financial and management information systems and to attract, train, motivate and retain key employees. We have recently hired many key employees and officers, and as a result, our entire management team has worked together for only a brief time. In addition, we intend to hire additional senior management personnel to support our growth and expansion of our business. If our executives are unable to manage growth effectively, our business could be materially adversely affected.

Customer satisfaction with our services is critical to our success

   Our customers demand a very high level of service and services are an increasingly significant portion of our offerings. As customers outsource more mission-critical operations to us, we are subject to increased liability claims and customer dissatisfaction if our systems fail or our customers otherwise become unsatisfied. Our customer contracts generally provide a limited service level commitment related to the continuous availability of service on a 24 hours per day, seven days per week basis. This commitment is generally limited to a credit consisting of free service for a short period of time for disruptions in Internet transmission services. If we incur significant service level commitment obligations in connection with system downtime, our liability insurance may not be adequate to cover these expenses.

Our ability to expand our network is unproven and will require substantial financial, operational and management resources

   To satisfy customer requirements, we must continue to expand and adapt our network infrastructure. We are dependent on Global Crossing, MCI WorldCom, Qwest, and other telecommunications providers for our network capacity. The expansion and adaptation of our telecommunications infrastructure will require substantial financial, operational and management resources as we negotiate telecommunications capacity with network infrastructure suppliers. Due to the limited deployment of our services to date, our ability to connect and manage a substantially larger number of customers at high transmission speeds is unknown. We have yet to prove our network's ability to be scaled up to higher customer levels while maintaining superior performance. Furthermore, it may be difficult for us to increase quickly our network capacity in light of current necessary lead times within the industry to purchase circuits and other critical items. If we fail to achieve or maintain high capacity data transmission circuits, customer demand could diminish because of possible degradation of service. In addition, as we upgrade our telecommunications infrastructure to increase bandwidth available to our customers, we expect to encounter equipment or software incompatibility, which may cause delays in implementation.

We depend on network interconnections provided by third parties who may raise their fees or deny access

   We rely on private and public network interconnections that allow our customers to connect to other networks. If the networks with which we interconnect were to discontinue these interconnections, our ability to exchange traffic would be significantly constrained. Furthermore, our business will be harmed if these networks do not add more bandwidth to accommodate increased traffic. Many of the companies with which we maintain interconnections are our competitors. Some of these networks require that we pay them fees for the right to maintain interconnections. There is nothing to prevent any of these networks, some of which are significantly larger than we are, from increasing fees or denying access. In early 2000, one network with which we previously maintained interconnections unilaterally terminated its interconnections with us. In the future, other networks could refuse to continue to interconnect directly with us, might impose significant costs on us or limit our customers' access to their networks. In this event, we may not be able, on a cost-effective basis, to access alternative networks to exchange our customers' traffic. In addition, we may not be able to pass through to our customers any additional costs of utilizing these networks. In these cases, our business could be harmed.

Difficulties presented by international economic, political, legal, accounting and business factors could harm our business in international markets

   A component of our strategy is to expand into international markets. We opened our first Internet Data Center outside of the United States in the London metropolitan area in June 1999 and acquired an Internet Data Center in Tokyo through our acquisition of GOL in December 1999. In April 2000, we opened Internet Data Centers in Frankfurt and Toronto, and in January 2001 we acquired additional Internet Data Centers in London and Melbourne through our acquisition of GlobalCenter. In September 2000, in connection with our acquisition of GlobalCenter, we entered into an agreement to form a joint venture with Asia Global Crossing Ltd. to provide complex Web hosting and managed services in Asia. In September 2000, we also entered into network services agreements with Global Crossing and Asia Global Crossing Ltd. to purchase, over the next 10 years, at least 50% of our future network needs outside Asia from Global Crossing and at least 60% of our network needs in Asia from Asia Global Crossing Ltd. We plan to open additional international Internet Data Centers during 2001. We may also enter into joint ventures or outsourcing agreements with third parties, acquire rights to high-bandwidth transmission capability, acquire complementary businesses or operations, or establish and maintain new operations outside of the United States. Thus, we may depend on third parties to be successful in our international operations. In addition, the rate of development and adoption of the Internet has been slower outside of the United States, and the cost of bandwidth has been higher, which may adversely affect our ability to expand operations and may increase our cost of operations internationally. The risks inherent in conducting business internationally include:

  . unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers;

  . challenges in staffing and managing foreign operations;

  . differences in technology standards;

  . employment laws and practices in foreign countries;

  . longer payment cycles and problems in collecting accounts receivable;

  . political instability;

  . fluctuations in currency exchange rates and imposition of currency exchange controls; and

  . potentially adverse tax consequences.

Foreign currency exchange rate fluctuations or repatriation could result in losses

   Our international expansion, particularly in Asia as a result of the GlobalCenter transaction, may cause our results of operations and the value of our assets to be affected by the exchange rates between the U.S. dollar and the currencies of the additional countries in which we have operations and assets. In some of these countries into which we have expanded, prices of our products and services will be denominated in a currency other than the U.S. dollar. As a result, we may experience economic losses solely as a result of foreign currency exchange rate fluctuations, including a foreign currency's devaluation against the U.S. dollar. We may also acquire interests in companies that operate in countries where the removal or conversion of currency is restricted. In addition, similar restrictions could be imposed in countries where we conduct business after we begin our operations.

We might not be successful in our attempts to keep up with rapid technological change and evolving industry standards

   Our future success will depend on our ability to offer services that incorporate leading technology and address the increasingly sophisticated and varied needs of our current and prospective customers. Our market is characterized by rapidly changing and unproven technology, evolving industry standards, changes in customer needs, emerging competition and frequent new service introductions. Future advances in technology may not be beneficial to, or compatible with, our business. In addition, we may not be able to incorporate advances on a cost-effective and timely basis. Moreover, technological advances may have the effect of encouraging our current or future customers to rely on in-house personnel and equipment to furnish the services we currently provide. In addition, keeping pace with technological advances may require substantial expenditures and lead time.

   We believe that our ability to compete successfully is also dependent upon the continued compatibility and interoperability of our services with products, services and architectures offered by various vendors. Although we work with various vendors in testing newly developed products, these products may not be compatible with our infrastructure or adequate to address changing customer needs. Any incompatibility would require us to make significant investments to achieve compatibility. Although we intend to support emerging standards, industry standards may not be established or we may not be able to conform timely to new standards. Our failure to conform to a prevailing standard, or the failure of a common standard to emerge, could have a material adverse effect on our business.

System security risks could disrupt our services

   The ability to provide secure transmissions of confidential information over networks accessible to the public is a significant barrier to electronic commerce and communications. A portion of our services rely on encryption and authentication technology licensed from third parties. Despite a variety of network security measures taken by us, we cannot assure that unauthorized access, computer viruses, accidental or intentional actions and other disruptions will not occur. Recently, numerous computer viruses have circulated throughout the world. Our network and our customer sites are potentially vulnerable to these viruses, which could harm our results of operations. Our Internet Data Centers have experienced and may in the future experience delays or interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees of Exodus or others. Furthermore, inappropriate use of the network by third parties could also jeopardize the security of confidential information, such as customer and Exodus passwords as well as credit card and bank account numbers, stored in our computer systems or those of our customers. As a result, we could become liable to others and lose existing or potential customers. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive. In addition, the efforts to address these problems could result in interruptions, delays or cessation of service to our customers.

We depend on third-party equipment and software suppliers

   We depend on vendors to supply key components of our telecommunications infrastructure and system and network management solutions. Some of the telecommunications services and networking equipment is available only from sole or limited sources. For instance, the routers, switches and modems we use are currently supplied primarily by Cisco Systems. We typically purchase or lease all of our components under purchase orders placed from time to time. We do not carry significant inventories of components and have no guaranteed supply arrangements with vendors. If we are unable to obtain required products or services on a timely basis and at an acceptable cost, our business would be harmed. In addition, if our sole or limited source suppliers do not provide products or components that comply with evolving Internet and telecommunications standards or that interoperate with other products or components we use, our business would be harmed. For example, we have experienced performance problems, including previously unknown software and firmware bugs, with routers and switches that have caused temporary disruptions in and impairment of network performance.

Government regulation and legal uncertainties may harm our business

   Laws and regulations directly applicable to communications and commerce over the Internet are becoming more prevalent. The United States Congress has recently considered enacting Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union also enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business. We provide services over the Internet in many states in the United States and in many foreign countries, and we facilitate the activities of our customers in these jurisdictions. As a result we may be required to qualify to do business, or be subject to taxation, or be subject to other laws and regulations, in these jurisdictions even if we do not have a physical presence or employees or property in these jurisdictions. The application of these multiple sets of laws and regulations is uncertain, but we could find that Exodus is subject to regulation, taxation, enforcement or other liability in unexpected ways, which could materially adversely affect our business.

We could be held liable for the information disseminated through our network

   The law relating to the liability of online services companies and Internet access providers for information and commerce carried on or disseminated through their networks is currently unsettled. The Child Online Protection Act of 1998 imposes criminal penalties and civil liability on anyone engaged in the business of selling or transferring material that is harmful to minors, by means of the World Wide Web, without restricting access to this type of material by underage persons. Numerous states have adopted or are currently considering similar types of legislation. The imposition upon us and other Internet network providers of potential liability for information carried on or disseminated through systems could require us to implement measures to reduce exposure to liability, which may require the expenditure of substantial resources, or to discontinue various service or product offerings. Further, the costs of defending against any claims and potential adverse outcomes of these claims could have a material adverse effect on our business. While we carry professional liability insurance, it may not be adequate to compensate or may not cover us in the event we become liable for information carried on or disseminated through our networks.

   Some businesses, organizations and individuals have in the past sent unsolicited commercial e-mail messages through our network or advertising sites hosted at our facilities to a massive number of people. This practice, known as "spamming," has led to some complaints against us. In addition, some ISPs and other online services companies could deny network access to us if we allow undesired content or spamming to be transmitted through our networks. Although we prohibit customers by contract from spamming, we cannot be sure that customers will not engage in this practice, which could have a material adverse effect on our business.

Our future success depends on our key personnel

   Our success depends in significant part upon the continued services of our key technical, sales and senior management personnel. Any officer or employee can terminate his or her relationship at any time. If we lose the services of one or more of our key employees or are unable to attract additional qualified personnel, our business would be adversely affected. We do not carry key-person life insurance for any of our employees.

If the Internet and Internet infrastructure development do not continue to grow, our business will be harmed

   Our success depends in large part on continued growth in the use of the Internet. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of access, quality of service and necessary increases in bandwidth availability, remain unresolved and are likely to affect the development of the market for our services. In addition, the rate of development and adoption of the Internet has been slower outside of the United States and the cost of bandwidth has been higher. The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by internet service providers and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

We face risks associated with protection and enforcement of intellectual property rights

   We rely on a combination of copyright, patent trademark, service mark and trade secret laws and contractual restrictions to establish and protect proprietary rights in our products and services. We have very little patented technology that would preclude or inhibit competitors from entering our market. Although we have entered into confidentiality agreements with our employees, contractors, suppliers, distributors and appropriate customers to limit access to and disclosure of our proprietary information, these may prove insufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. In addition, the laws of various foreign countries may not protect our products, services or intellectual property rights to the same extent as do the laws of the United States.

   In addition to licensing technologies from third parties, we are developing and acquiring additional proprietary intellectual property. Third parties may try to claim that our products or services infringe their intellectual property. We expect that participants in our markets will be increasingly subject to infringement claims. Any claim, whether meritorious or not, could be time consuming, result in costly litigation, cause product installation delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all.

Our stock price has been volatile in the past and is likely to continue to be volatile

   The market price of our common stock has been volatile in the past and is likely to continue to be volatile. In addition, the securities markets in general, and Internet stocks in particular, have experienced significant price volatility and accordingly the trading price of our common stock is likely to be affected by this activity.

   In addition, the market price of our common stock might decline significantly as a result of our recent acquisition of GlobalCenter if:

  . we do not experience the benefits of the merger as quickly as anticipated, or at all, or the costs of or operational difficulties arising from the merger are greater than anticipated;

  . the impact of the merger on our financial results is not in line with the expectations of financial analysts; or

  . margins on managed and professional services decline because of competitive or other factors or because the anticipated shift of the total mix of business toward managed and professional services does not materialize.

The notes are subordinated to our other existing and any future senior debt

   The notes are unsecured and subordinated in right of payment to all of our existing and future senior debt, including our borrowings under our senior secured credit facility. As a result, in the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default and in specific other events, our assets will be available to pay obligations on the notes only after all senior debt has been paid in full. There may not be sufficient assets remaining to pay amounts due on the notes then outstanding. The notes also will be effectively subordinated to the liabilities, including trade payables, of our subsidiaries. The indenture governing the notes does not prohibit or limit the incurrence of senior debt or the incurrence of other debt and other liabilities by us or our subsidiaries. The incurrence of additional senior debt and other liabilities by us or our subsidiaries could impede our ability to pay obligations on the notes. As of December 31, 2000, we had approximately $2.0 billion of debt outstanding that would have constituted senior debt. As of December 31, 2000, our subsidiaries had $92.6 million of debt and other liabilities. We anticipate that from time to time we will incur additional debt, including senior indebtedness. See "Description of Notes-- Subordination."

There are limitations on redemption of the notes upon a change in control

   Upon certain events treated as changes in control, each holder of notes has rights, at the holder's option, to require us to redeem all or a portion of the holder's notes. Although the indenture governing the notes allows us, subject to satisfaction of conditions, to pay the redemption price in shares of common stock, if a change of control were to occur, we may not have sufficient funds or may be unable to arrange for additional financing to pay the redemption price for all notes tendered by holders. Our senior secured credit facility, the indentures relating to our 11 5/8% senior notes, our 11 3/8% senior notes, our 11 1/4% senior notes and our 10 3/4% senior notes, may prohibit the payment of the redemption price of the notes while these senior notes are outstanding. Any future credit agreements or other agreements relating to other debt, including other senior debt to which we become a party, may contain similar restrictions and provisions. In the event a change in control occurs at a time when we are prohibited from purchasing or redeeming notes, we could seek the consent of lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain a consent or repay such borrowings, we would be prohibited from purchasing or redeeming the notes. Our failure to redeem tendered notes would constitute an event of default under the indenture governing the notes, which might constitute a default under the terms of other indebtedness that we may enter into from time to time. In these circumstances, the subordination provisions in the indenture governing the notes would likely restrict payments to the holders of notes. The term "change in control" is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a change of control does not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. See "Description of Notes--Repurchase at Option of Holders Upon a Change in Control."

We may be unable to generate sufficient cash flow from which to make payments on the notes

   We had deficiencies in our ratios of earnings to fixed charges and preferred dividends of approximately $256.3 million for 2000 and approximately $130.3 million for 1999. We expect to incur substantial net operating losses for the foreseeable future. We may not become profitable or sustain profitability in the future. Accordingly, we may not have sufficient funds to make payments on the notes. Therefore, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. In addition, the notes effectively will be subordinate to all liabilities, including trade payables, of our subsidiaries and any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the notes to share in those assets, would be subordinate to the claims of the subsidiaries' creditors.

Our senior secured credit facility may prohibit us from making payment on the notes

   Our senior secured credit facility generally does not permit us or our subsidiaries to make payments on any outstanding indebtedness other than regularly scheduled interest and principal payments as and when due. As a result, our senior secured credit facility would prohibit us from making any payment on the notes in the event that the notes are accelerated or tendered for redemption upon a change in control. Any such failure to make payments on the notes would cause us to default under the indenture and other indentures relating to our outstanding debt, which in turn is likely to be a default under the senior secured credit facility and other outstanding and future indebtedness.

If there is a change of control of Exodus, we may be required under the provisions of our indentures and senior secured credit facility to repurchase or repay the debt outstanding under those agreements

   These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock and significantly impede the ability of the holders of our common stock to change management. In addition, we have adopted a poison pill rights plan, which has anti-takeover effects. Our rights plan, if triggered, will cause substantial dilution to a person or group that attempts to acquire our company on terms not approved by our board of directors. Provisions and agreements that inhibit or discourage takeover attempts could reduce the market value of our common stock.

Sales of a large number of shares by Exodus or by stockholders could depress our stock price

   The market price of our common stock could drop as a result of sales or expected sales of a large number of our shares in the public market after the offering. We will be subject to a 90-day lockup period following the date of this prospectus supplement. During this lockup period, we are not allowed to issue additional common stock or securities convertible into common stock except in certain circumstances or unless Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of the underwriters, consent to such issuance.

There may be no public market for the notes, so you may be unable to sell the notes

   The notes are a new issue of securities for which there is currently no market. Consequently, the notes may be relatively illiquid, and you may be unable to sell your notes. We do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes in any automated quotation system. Although the underwriters have advised us that they intend to make a market in the notes, they have no obligation to do so and may discontinue any market making at any time without notice. In addition, any market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, a market for the notes may not develop or, if it does, may not be maintained.

   Various factors could have a materially adverse effect on the trading price of the notes, including the failure of an active market to develop and fluctuations in the prevailing interest rates. In addition, our operating results and prospects could from time to time be below the expectations of public market analysts and investors, which could adversely affect public perception of our creditworthiness and, therefore, the trading price of the notes. The trading price of the notes could also be significantly affected by the market price of our common stock, which has fluctuated significantly since it has been publicly traded and may continue to do so in the future.

If you convert any notes, the value of the common stock you receive may fluctuate significantly

   Since our common stock has been publicly traded, its market price has fluctuated significantly and may continue to do so in the future. Significant fluctuations in the market price of our common stock may occur in response to various factors and events, including, among other things:

  . the depth and liquidity of the trading market for our common stock;

  . quarterly variations in actual or anticipated operating results;

  . changes in estimates by securities analysts;

  . market conditions in the communications and information services industry;

  . announcements and performance by competitors;

  . regulatory actions; and

  . general economic conditions.

The terms of our debt agreements restrict us from making payments with respect to our common stock

   Our ability to pay cash dividends on, or repurchase shares of, our common stock is limited under the terms of our senior indentures and our senior secured credit facility. We do not currently intend to pay any cash dividends in the foreseeable future.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus and the accompanying prospectus include, "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this prospectus, statements in the future tense and statements including words such as "anticipate," "believe," "estimate," "will," "may," "plan," "intend" and "expect" and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Forward-looking statements in this prospectus and the accompanying prospectus include those relating to integration with GlobalCenter, our expected growth and financing needs, and the possibility of acquiring complementary businesses, products, services and technologies and our ability to make required payments on our current and future debt instruments. Actual results, performance or achievements could differ materially from those contemplated by the forward-looking statements contained in this prospectus and the accompanying prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus and the accompanying prospectus, including under the heading "Risk Factors." These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus and the accompanying prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

   The estimated net proceeds of this offering, after deducting the underwriting discounts and offering expenses, are expected to be approximately $485.5 million. The provisions of the indentures governing our senior notes restrict our use of the net proceeds to finance the purchase or other acquisition of assets or businesses related to:

  . server and other hardware hosting;

  . connectivity, data networking, telecommunications or content for computer or data networks or systems;

  . management of computer or data networks or systems;

  . technology services, equipment sales or leasing or software licensing for computer data networks or systems; and

  . businesses reasonably related, complementary or incidental thereto.

   In the ordinary course of business, we evaluate potential acquisitions of businesses, products, services and technologies. Except as disclosed in this prospectus supplement, we have no present understandings, commitments or agreements with respect to any acquisition of any businesses, products, services or technologies. Pending these uses, we will invest the net proceeds of this offering in investment-grade, short-term, interest-bearing securities.

                        PRICE RANGE OF OUR COMMON STOCK

   Our common stock has traded on the Nasdaq National Market under the symbol "EXDS" since our initial public offering in March 1998. The table below presents, for the calendar quarters indicated, the high and low per share closing sale prices of our common stock as reported on the Nasdaq National Market. The first quarter 1998 information covers the period from March 19, 1998, the date of our initial public offering, through March 31, 1998.

                                                                 High     Low
                                                                ------- -------
   Year Ending December 31, 2001
   First Quarter (through February 1, 2001).................... $ 28.19 $ 16.56

   Year Ending December 31, 2000
   Fourth Quarter.............................................. $ 46.25 $ 20.00
   Third Quarter...............................................   68.44   37.00
   Second Quarter..............................................   70.81   29.00
   First Quarter...............................................   86.66   43.19

   Year Ended December 31, 1999
   Fourth Quarter.............................................. $ 45.91 $ 15.52
   Third Quarter...............................................   21.70   13.45
   Second Quarter..............................................   14.99    7.67
   First Quarter...............................................    9.38    3.77

   Year Ended December 31, 1998
   Fourth Quarter.............................................. $  4.17 $  1.21
   Third Quarter...............................................    3.05    1.06
   Second Quarter..............................................    2.99    1.91
   First Quarter (commencing March 19, 1998)...................    1.79    1.70

   Exodus has never declared or paid any cash dividends on its common stock. Exodus currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

   On February 1, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $25.5625 per share.

                                 CAPITALIZATION

   The following table presents as of September 30, 2000:

  . our actual capitalization;

  . our capitalization on a pro forma basis giving effect to the acquisition of GlobalCenter;

  . our pro forma capitalization as adjusted to reflect $485.5 million aggregate principal amount of the notes offered hereby, after deducting the estimated underwriting discount and estimated offering expenses payable by us; and

  . our pro forma capitalization as adjusted to reflect this offering of notes and the concurrent offering of 13,000,000 shares of our common stock at an assumed public offering price of $25.5625 per share.

   As of December 31, 2000, we had outstanding borrowings of $150.0 million under our senior secured credit facility.

   You should read this table in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

                                        As of September 30, 2000
                            ---------------------------------------------------
                                                                  As adjusted
                                                         As         for this
                                         Pro forma    adjusted    offering and
                                            with      for this   the concurrent
                              Actual    GlobalCenter  offering      offering
                            ----------  ------------ ----------  --------------
                             (in thousands, except share and per share data)
Long-term debt:
  Equipment loans and line
   of credit facility...... $   11,834   $   11,834  $   11,834    $   11,834
  Capital lease
   obligations.............     52,339       52,339      52,339        52,339
  Senior notes.............  1,936,062    1,936,062   1,936,062     1,936,062
  Convertible subordinated
   notes...................    562,494      562,494   1,062,494     1,062,494
                            ----------   ----------  ----------    ----------
  Total long-term debt.....  2,562,729    2,562,729   3,062,729     3,062,729
Stockholders' equity:
  Preferred stock, $0.001
   par value: 5,000,000
   shares authorized, no
   shares issued or
   outstanding
  Common stock, $0.001 par
   value;
   1,500,000,000 shares
   authorized..............        424          532         532           545
  Additional paid-in
   capital.................    915,227    3,969,119   3,969,119     4,286,182
  Deferred stock
   compensation............     (1,261)      (1,261)     (1,261)       (1,261)
  Accumulated deficit......   (407,342)    (407,342)   (407,342)     (407,342)
  Accumulated other
   comprehensive income....     60,596       60,596      60,596        60,596
                            ----------   ----------  ----------    ----------
  Total stockholders'
   equity..................    567,644    3,621,644   3,621,644     3,938,721
                            ----------   ----------  ----------    ----------
  Total capitalization..... $3,130,373   $6,184,373  $6,684,373    $7,001,450
                            ==========   ==========  ==========    ==========

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   The following unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined results of operations for future periods or the results of operations that actually would have been realized had Exodus, Cohesive and GlobalCenter Holding Co. been combined companies during the specified periods. The unaudited pro forma combined condensed financial statements, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements and related notes of Exodus and the historical consolidated financial statements and related notes of Cohesive, and the historical consolidated financial statements and related notes of GlobalCenter Holding Co. which are incorporated by reference into this document.

   On July 27, 1999, Exodus completed its acquisition of Cohesive in a transaction accounted for as a purchase. As consideration for Cohesive, Exodus issued 3,201,592 shares of common stock, options to purchase a total of 817,424 shares of common stock, and $46,530,000 in cash, for a total purchase price of $111,440,000. The pro forma adjustments related to the Cohesive acquisition that are reflected in the accompanying unaudited pro forma combined condensed statement of operations for the year ended December 31, 1999 are based on the actual value of the tangible and intangible assets acquired by Exodus as well as management's estimates of the useful lives of those acquired assets.

   In February 1998, GlobalCenter Inc. completed a merger with Frontier Corporation in a transaction accounted for as a pooling of interests. On September 28, 1999, Global Crossing Ltd. acquired Frontier Corporation in a merger transaction accounted for as a purchase. For financial reporting purposes, the acquisition of Frontier Corporation by Global Crossing Ltd. was deemed to have occurred on September 30, 1999. The historical consolidated statement of operations of GlobalCenter Holding Co. for the nine months ended September 30, 1999 is included under the heading "Predecessor" in the accompanying pro forma statement of operations for the year ended December 31, 1999. The consolidated statements of operations of GlobalCenter Holding Co. for the three months ended December 1999 and for the nine months ended September 30, 2000 are included under the heading "GlobalCenter."

   In January 2001, Exodus completed its acquisition of GlobalCenter Holding Co. in a transaction accounted for as a purchase. Based on the average closing price of Exodus common stock for the five trading days ended December 7, 2000, the GlobalCenter Holding Co. purchase price was estimated to be approximately $3.1 billion, consisting of Exodus common stock valued at approximately $2.9 billion, Exodus stock options valued at approximately $169 million, and merger related expenses estimated at approximately $36 million.

   In connection with the GlobalCenter acquisition, Exodus expects to record an accrual in the first quarter of 2001 for restructuring activities related to the integration of the two companies, the amount of which is currently not estimable.

   The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1999 gives effect to the Cohesive and GlobalCenter acquisitions as if both acquisitions had taken place on January 1, 1999. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1999 combines Exodus' audited historical consolidated statement of operations for the year ended December 31, 1999, Cohesive's unaudited historical statement of operations for the period from January 1, 1999 through July 27, 1999, Predecessor's audited historical consolidated statement of operations for the period from January 1, 1999 to September 30, 1999, and GlobalCenter Holding Co.'s audited historical consolidated statement of operations for the period from October 1, 1999 to December 31, 1999.

   The unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 2000 gives effect to the merger between a wholly owned subsidiary of Exodus and GlobalCenter Holding Co. as if it had taken place on January 1, 1999. The unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 2000 combines Exodus' unaudited historical consolidated statement of operations for the nine months ended September 30, 2000 and GlobalCenter Holding Co.'s unaudited historical consolidated statement of operations for the nine months ended September 30, 2000.

   The unaudited pro forma combined condensed balance sheet gives effect to the GlobalCenter acquisition as if it had taken place on September 30, 2000 and combines Exodus' unaudited historical consolidated balance sheet as of September 30, 2000 and GlobalCenter Holding Co.'s unaudited historical consolidated balance sheet as of September 30, 2000. The acquisition of Cohesive has already been reflected in Exodus' unaudited consolidated balance sheet as of September 30, 2000.

   The unaudited pro forma combined condensed financial statements have been prepared on the basis of assumptions described in the related notes and include assumptions relating to the allocation of consideration paid for the assets and liabilities of GlobalCenter Holding Co. based on preliminary estimates of their respective fair values. We intend to consider the fair value of the network services agreements in the final purchase price allocation. We are currently engaged in determining the value of the network services agreements and the unaudited pro forma combined condensed financial statements currently do not reflect any fair value associated with the network services agreements. We believe that any purchase price allocable to the network services agreements would not have a material effect on the final purchase price allocation. The purchase price reflected in the unaudited pro forma combined condensed financial statements is preliminary and is based on the September 30, 2000 balance sheet and results of operations of GlobalCenter Holding Co. In the opinion of management, all adjustments necessary to present fairly such unaudited pro forma combined condensed financial statements have been made based on the proposed terms and structure of the GlobalCenter acquisition.

   The unaudited pro forma combined condensed financial statements do not reflect the impact of adopting SAB 101 in Q4 2000.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               September 30, 2000
                                 (in thousands)

                                Historical               Pro Forma
                          ------------------------ -----------------------------
                            Exodus    GlobalCenter Adjustments         Combined
                          ----------  ------------ -----------        ----------
Assets
Current assets:
  Cash and cash
   equivalents..........  $1,246,550   $   11,210  $        --        $1,257,760
  Accounts receivable,
   net..................     134,417       57,601           --           192,018
  Prepaid expenses and
   other current
   assets...............      38,219       16,835           --            55,054
  Deferred tax asset....          --        4,155       (4,155)(a)            --
                          ----------   ----------  -----------        ----------
   Total current
    assets..............   1,419,186       89,801       (4,155)        1,504,832
Property and equipment,
 net....................   1,262,446      358,149           --         1,620,595
Restricted cash
 equivalents............      73,051           --           --            73,051
Goodwill and other
 intangible assets......     191,003    1,188,320    1,561,491 (a)(b)  2,940,814
Other assets............     709,666        3,395           --           713,061
                          ----------   ----------  -----------        ----------
                          $3,655,352   $1,639,665  $ 1,557,336        $6,852,353
                          ==========   ==========  ===========        ==========
Liabilities and
 Stockholders' Equity
Current liabilities:
  Current portion of
   equipment loans and
   line of credit
   facilities...........  $    7,149   $       --  $        --        $    7,149
  Current portion of
   capital lease
   obligations..........      38,183           --           --            38,183
  Accounts payable......     324,929       87,082           --           412,011
  Accrued expenses......      82,063       17,538           --            99,601
  Accrued interest
   payable..............      65,056           --           --            65,056
  Accrued liability,
   acquisition costs....          --           --       36,000 (b)        36,000
                          ----------   ----------  -----------        ----------
   Total current
    liabilities.........     517,380      104,620       36,000           658,000
Equipment loans and line
 of credit facilities,
 less current portion...      11,834           --           --            11,834
Capital lease
 obligations, less
 current portion........      52,339           --           --            52,339
Convertible subordinated
 notes..................     562,494           --           --           562,494
Senior notes............   1,936,062           --           --         1,936,062
Long-term deferred tax
 liabilities............          --       22,605      (22,605)(a)            --
Other non-current
 liabilities............       7,599        2,381           --             9,980
                          ----------   ----------  -----------        ----------
   Total liabilities....   3,087,708      129,606       13,395         3,230,709
Stockholders' equity:
  Common stock..........         424        2,335       (2,227)(b)           532
  Additional paid-in
   capital..............     915,227    1,871,077    1,182,815 (b)     3,969,119
  Deferred stock
   compensation.........      (1,261)          --           --            (1,261)
  Accumulated deficit...    (407,342)    (363,353)     363,353 (a)      (407,342)
  Accumulated other
   comprehensive
   income...............      60,596           --           --            60,596
                          ----------   ----------  -----------        ----------
   Total stockholders'
    equity..............     567,644    1,510,059    1,543,941         3,621,644
                          ----------   ----------  -----------        ----------
                          $3,655,352   $1,639,665  $ 1,557,336        $6,852,353
                          ==========   ==========  ===========        ==========

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                  Nine Months Ended September 30, 2000
                              --------------------------------------------------
                                    Historical
                              -----------------------                  Pro forma
                               Exodus    GlobalCenter   Adjustments    Combined
                              ---------  ------------   -----------    ---------
Revenue.....................  $ 543,331   $ 136,595      $      --     $ 679,926
Costs and expenses:
  Cost of revenue...........    378,101     141,377(i)      (1,631)(h)   517,847
  Marketing and sales.......    123,315      25,213             --       148,528
  General and
   administrative...........     97,498      49,165(i)        (699)(h)   145,964
  Product development.......     10,573          --             --        10,573
  Amortization of goodwill
   and other intangible
   assets...................     25,412     222,810        118,098 (c)   366,320
                              ---------   ---------      ---------     ---------
    Total costs and
     expenses...............    634,899     438,565        115,768     1,189,232
    Operating loss..........    (91,568)   (301,970)      (115,768)     (509,306)
Interest/other income
 (expense), net.............    (87,558)       (229)            --       (87,787)
                              ---------   ---------      ---------     ---------
Loss from continuing
 operations before taxes....   (179,126)   (302,199)      (115,768)     (597,093)
Income tax benefit..........         --      33,189        (33,189)(d)        --
                              ---------   ---------      ---------     ---------
Loss from continuing
 operations.................  $(179,126)  $(269,010)     $(148,957)    $(597,093)
                              =========   =========      =========     =========
Basic and diluted loss per
 share from continuing
 operations.................  $   (0.45)                               $   (1.18)
Shares used to compute basic
 and diluted loss per share
 from continuing
 operations.................    398,512                    108,157 (e)   506,669

                     (in thousands, except per share data)

                                                        Year Ended December 31, 1999
                   --------------------------------------------------------------------------------------------------------------
                       Historical                                             Historical
                   -------------------                                --------------------------
                                                                       Predecessor  GlobalCenter
                                                                       Nine Months  Three Months                    Pro Forma
                                                         Pro Forma        Ended        Ended                     Exodus/Cohesive/
                                                      Exodus/Cohesive September 30, December 31,                   GlobalCenter
                    Exodus    Cohesive  Adjustments      Combined         1999          1999      Adjustments        Combined
                   ---------  --------  -----------   --------------- ------------- ------------  -----------    ----------------
Revenue..........  $ 242,140  $29,191     $    --        $ 271,331      $ 47,179      $ 23,724     $      --        $ 342,234
Costs and
 expenses:
 Cost of
  revenue........    197,231   20,896          --          218,127        54,993        24,032(i)       (666)(h)      296,486
 Marketing and
  sales..........     75,809    3,594          --           79,403         9,531         6,088            --           95,022
 General and
  administrative..    42,951    5,223          --           48,174         8,170         3,641(i)       (285)(h)       59,700
 Product
  development....      8,869       --          --            8,869                                        --            8,869
 Amortization of
  goodwill and
  other
  intangible
  assets.........      9,438    4,994       3,492(c)        17,924           974        74,270       379,300(c)       472,468
 Merger costs....      5,058       --          --            5,058            --            --            --            5,058
                   ---------  -------     -------        ---------      --------      --------     ---------        ---------
 Total costs and
  expenses.......    339,356   34,707       3,492          377,555        73,668       108,031       378,349          937,603
 Operating loss..    (97,216)  (5,516)     (3,492)        (106,224)      (26,489)      (84,307)     (378,349)        (595,369)
 Interest/other
  income
  (expense),
  net............    (33,107)    (565)     (1,464)(f)      (35,136)          (44)          114            --          (35,066)
                   ---------  -------     -------        ---------      --------      --------     ---------        ---------
 Loss from
  continuing
  operations
  before taxes...   (130,323)  (6,081)     (4,956)        (141,360)      (26,533)      (84,193)     (378,349)        (630,435)
Income tax
 benefit.........         --      450        (450)(d)           --         9,742         5,038       (14,780)(d)           --
                   ---------  -------     -------        ---------      --------      --------     ---------        ---------
 Loss from
  continuing
  operations.....   (130,323)  (5,631)     (5,406)        (141,360)      (16,791)      (79,155)     (393,129)        (630,435)
Cumulative
 dividends and
 accretion on
 redeemable
 preferred
 stock...........         --     (738)        738(g)            --            --            --            --               --
                   ---------  -------     -------        ---------      --------      --------     ---------        ---------
Loss from
 continuing
 operations
 attributable to
 common
 stockholders....  $(130,323) $(6,369)    $(4,668)       $(141,360)     $(16,791)     $(79,155)    $(393,129)       $(630,435)
                   =========  =======     =======        =========      ========      ========     =========        =========
Basic and diluted
 loss per share
 from continuing
 operations......  $   (0.39)                                                                                       $   (1.41)
Shares used to
 compute basic
 and diluted loss
 per share from
 continuing
 operations......    335,848                1,600(e)                                                 108,157(e)       445,605

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   On September 28, 2000, we entered into a merger agreement under which all outstanding shares of capital stock of GlobalCenter Holding Co. were exchanged for Exodus common stock. The terms of the merger agreement were finalized on December 5, 2000. Based on the average closing price of our common stock for the five trading days ended December 7, 2000, our common stock issued in the merger was valued at approximately $2.9 billion. The merger was completed on January 10, 2001. In addition, we assumed all of the options outstanding to purchase shares of common stock of GlobalCenter Inc., including the Global Crossing Ltd. options that will be deemed to be equivalent to GlobalCenter Inc. options, and issued new options to purchase Exodus common stock for the Global Crossing Ltd. options that were cancelled as a result of the merger.

   Under purchase accounting, the total purchase price will be allocated to GlobalCenter Holding Co.'s tangible and identifiable intangible assets acquired and liabilities assumed based on their relative fair values. The total purchase price reflected below is based on the average closing price of our common stock for the five trading days ended December 7, 2000 (in thousands):

Fair value of Exodus common stock to be issued........... $2,885,000
Fair value of GlobalCenter options to be assumed.........    159,000
Fair value of Exodus options to be issued................     10,000
Estimated transaction costs..............................     36,000
                                                          ----------
Total purchase price..................................... $3,090,000
                                                          ==========

                                                                     Life (yrs)
                                                                     ----------
Net tangible assets acquired (primarily fixed assets).... $  340,000    2-10
Developed technology.....................................    255,000       3
Customer lists...........................................    230,000       5
Goodwill.................................................  2,265,000       7
                                                          ----------
Net assets acquired...................................... $3,090,000
                                                          ==========

   We intend to consider the fair value of the network services agreements in the final purchase price allocation. We are currently engaged in determining the value of the network services agreements and the unaudited pro forma combined condensed financial statements currently do not reflect any fair value associated with the network services agreements. We believe that any purchase price allocable to the network services agreements would not have a material effect on the final purchase price allocation.

   The final purchase price allocation will depend upon the final valuation of the assets acquired and the liabilities assumed in the merger. Consequently, the actual allocation of the purchase price could differ from that presented above.

   The pro forma adjustments below do not reflect any changes to the accounting for goodwill that may result from the FASB's project on business combinations.

(1) Unaudited Pro Forma Combined Condensed Balance Sheet

   The unaudited pro forma combined condensed balance sheet as of September 30, 2000 gives effect to the merger as if it had occurred on September 30, 2000.

   The following adjustments have been reflected in the unaudited pro forma combined condensed balance sheet:

     (a) To eliminate GlobalCenter Holding Co.'s historical goodwill and intangible assets, deferred tax assets and liabilities and deferred income.

     (b) To record the purchase of GlobalCenter Holding Co. by Exodus through the issuance of common stock and options, and to eliminate GlobalCenter Holding Co.'s historical equity balances. In accordance with Emerging Issues Task Force Issue No. 99-12, the value of common stock to be issued is based on the average closing price of our common stock for the five trading days ended December 7, 2000. The terms of the merger agreement were finalized on December 5, 2000.

(2) Unaudited Pro Forma Combined Condensed Statements of Operations

   The unaudited pro forma combined condensed statements of operations give effect to the merger as if it had occurred on January 1, 1999.

   The following adjustments have been reflected in the unaudited pro forma combined condensed statements of operations:

     (c) To remove amortization of historical goodwill and other intangible assets previously recorded by GlobalCenter Holding Co. and Cohesive (Cohesive for 1999 only) to record amortization of goodwill and intangible assets resulting from the allocation of the GlobalCenter Holding Co. and Cohesive purchase prices (Cohesive for 1999 only). The pro forma adjustments are based on straight line amortization of goodwill and other intangible assets associated with the GlobalCenter Holding Co. acquisition over estimated useful lives of three to seven years and of goodwill and other intangible assets associated with the Cohesive acquisition over estimated lives of five to eight years (Cohesive for 1999 only).

     (d) To remove tax benefits previously recorded by GlobalCenter Holding Co. and Cohesive (Cohesive for 1999 only).

     (e) In accordance with the merger agreement, to reflect the number of shares issued as consideration for the GlobalCenter Holding Co. merger. To also reflect the shares issued as consideration for the Cohesive merger for 1999 only.

     (f) To eliminate interest income earned by Exodus on cash paid to Cohesive's shareholders at the date of the merger assuming a 5% interest rate which approximates Exodus' actual rate of return during 1999.

     (g) To remove Cohesive's historical cumulative dividends and accretion on redeemable preferred stock which were settled in cash at the date of the Cohesive merger.

     (h) To adjust GlobalCenter Holding Co.'s depreciation expense in accordance with Exodus' depreciation policy.

     (i) The historical consolidated statements of operations of GlobalCenter Holding Co. for the nine months ended September 30, 2000 and the year ended December 31, 1999 present depreciation and amortization as a separate line item. For comparative purposes, GlobalCenter Holding Co.'s depreciation and amortization expenses have been reclassified to conform with Exodus' classification as follows:

   Nine months ended September 30, 2000
   ------------------------------------
   Cost of revenues................................................... $11,365
   General and administrative.........................................   4,871
                                                                       -------
   Total depreciation and amortization expenses in GlobalCenter
    Holding Co.'s historical financial statements..................... $16,236
                                                                       =======

   Year ended December 31, 1999
   ----------------------------
   Cost of revenues................................................... $ 4,308
   General and administrative.........................................   1,847
                                                                       -------
   Total depreciation and amortization expenses in GlobalCenter
    Holding Co.'s historical financial statements..................... $ 6,155
                                                                       =======

                                    BUSINESS

   Exodus Communications is the leading provider of Internet infrastructure outsourcing services for enterprises with mission-critical Internet operations. We offer complex Web hosting and managed and professional services to optimize the performance, reliability and scalability of our customers' Internet operations. We deliver our services through a worldwide network of 40 Internet Data Centers located in North America, Europe, Asia and Australia.

   We began offering server hosting and Internet connectivity in late 1995, opened our first dedicated Internet Data Center in August 1996 and introduced managed services in 1997 and professional services in 1998. We currently operate Internet Data Centers in 14 major metropolitan areas. Our Internet Data Centers are located in the Atlanta, Austin, Boston, Chicago, Frankfurt, London, Los Angeles, Melbourne, New York, Seattle, Silicon Valley, Tokyo, Toronto and Washington, D.C. metropolitan areas.

   Throughout 2000, Exodus supported a growing number of enterprise customers as they expanded their Web initiatives. We have approximately 4,500 customers under contract worldwide. We serve customers in a variety of industries, including major enterprise customers and leading Internet companies.

Services

   Our globally distributed Internet Data Centers, connected by our privately managed, Internet Protocol network backbone, provide the high-performance platform from which we deliver our Web hosting services. In addition, we provide managed and professional services to help our customers architect and launch their Internet operations, to monitor, manage and scale those operations. Our service offerings include Internet Data Center services, networking, storage, content distribution and caching, security, performance measurement and monitoring, professional consulting services, managed Web hosting and Web application management.

 Internet Data Center Services

   We deliver our hosting and managed services from geographically distributed, state-of-the-art Internet Data Centers with backup power supplies and auxiliary generators, fire suppression systems, raised floors, HVAC, separate cooling zones, seismically-braced racks, 24 x 7 operations and high levels of physical security. In these facilities, Exodus supports leading Internet hardware and software platforms, including Compaq, Dell, IBM, Microsoft and Sun Microsystems, as well as network vendor platforms including those from F5 Networks, Alteon Web Systems, Cisco Systems, Foundry Networks and Check Point Software. This multi-vendor flexibility enables our customers to retain control over the technical solution and to integrate Internet operations with existing information technology technical architecture. Because mission-critical Internet operations are typically dynamic and often require hardware and software upgrades to maintain targeted service levels, customers have unlimited 24 x 7 access to their equipment within our Internet Data Centers. Additional space and electrical power can be added as needed, ensuring that customers can scale their Internet operations and have access to additional server hosting services.

 Networking

   We connect our Internet Data Centers through a high-performance, dedicated and redundant backbone network using multiple high speed OC-3, OC-12 and OC-48 lines, along with our extensive private and public network interconnections. Since our customers' mission-critical Internet operations often experience network traffic spikes due to promotions or events, we also provide excess network capacity for our customers.

   To meet customers' requirements of near 100% availability, our network is designed to minimize the likelihood of any single point of failure. Each Internet Data Center has multiple physical fiber paths into the facility. We maintain multiple network links from multiple vendors into each Internet Data Center, and regularly confirm that our fiber backbone is traversing physically separated paths. Customers may also enhance their Web sites' availability by physically duplicating sites at multiple Internet Data Centers, and synchronizing applications and content through our private backbone network. This network architecture optimizes the availability of a customer's site, even in the event of a link failure. To ensure maximum scalability, reliability and performance, we provide our customers with scalable bandwidth services ranging from Ethernet (10 megabits per second) connections to gigabit Ethernet (1,000 megabits per second) connections.

 Storage

   Our storage services include shared and dedicated storage solutions, including backup and restore, disk on demand, and remote disaster recovery. Our professional services engineers design and implement custom storage solutions in customers' cages. We resell products and services from EMC, Network Appliances, sanrise, Scale Eight, StorageNetworks, StorageWay and WorldStor.

 Content Distribution and Caching

   We recognize that with mass-market-scale adoption of e-commerce, participation in auctions and other consumer activities, content delivery is vital to our customers. In response, we made a significant investment in Mirror Image Internet, and in December 2000 announced general availability of our Network Acceleration Services powered by Mirror Image. Built on Mirror Image's Content Access Point network and its instaContent Global Distribution services, our Network Acceleration Services are part of our distribution platform for high-speed, reliable delivery of Internet content, streaming media and applications. The platform is designed to eliminate latency at every level and reduce the need to route requests back to the content origin server.

 Security

   Security is critical for many of our customers. For example, a denial of service attack can shut down a company's entire network. We address security threats with "defensive" services such as firewalls, server hardening, and security reviews, as well as "offensive" services such as intrusion detection, cyber attack management systems, and intrusion case management.

 Performance Measurement, Monitoring and Testing

   Our performance labs and performance optimization tools provide advanced solutions for Web site measurement, monitoring and testing. These services allow our customers to gauge site performance from a user perspective. Our performance testing lab includes e-business stress and load testing, allowing the customer to test the ability of the customer's site to handle projected traffic, scalability and performance expectations. Our lab supports component and functionality testing, and scalability and traffic testing. Our monitoring technologies give customers critical insight into the performance of their online transactions, Web pages and media streams.

 Professional Services

   Our global, technical professional services group offers a range of consulting services, both as packaged offerings and as customized solutions for specific customer needs. These services include architectural design, security design and management, systems and network assessment, application integration and system testing. We provide these professional services to customers at our Internet Data Centers or wherever their Internet operations are located.

 Managed Web Hosting

   We provide our managed Web hosting service for customers who want a redundant and scalable standard platform managed by us. This service includes a pre-packaged, bundled configuration of infrastructure components and services, including:

  . Web and database servers;

  . networking equipment, including routers, firewall, load balancing systems and switches;

  . remote monitoring and management; and

  . Internet connectivity through our network.

   Additional services include:

  . content distribution;

  . enhanced security;

  . storage management; and

  . end-user performance monitoring.

   Our managed Web hosting services are hosted in dedicated, separate and highly secure, "lights-out" sections of selected Internet Data Centers.

 Web Application Management

   We provide our Web application management service for customers who want to outsource the 24x7 monitoring and management of their Web applications as well as their Web hosting infrastructure. We offer fully-outsourced management of key software infrastructure components such as application servers, commerce software and content management systems. This service is available for both our managed Web hosting and our complex Web hosting customers.

Customers

   We have established a diverse base of customers and continue to focus on supporting the strong demand from the enterprise market. Our customers include companies within the enterprise and Internet markets including, Adidas, Inktomi, L'Oreal, Nikko Salomon Smith Barney, Oracle Business Online, Oracle Managed Services, Starbucks, U.S. News and World Report, Viacom, Yahoo! and ZDNet. Exodus has approximately 4,500 customers under contract. The following is a representative list of our customers. None of our customers individually represented in excess of 10% of revenues in 2000:

ACNielsen                            Google                                  OfficeMax.com
Adidas                               Handspring                              Oracle Managed Services
Albertsons                           hearst interactive media                Oracle Business Online
Alaska Airlines                      Heineken                                PeopleSoft
Aon Corporation                      iBEAM Broadcasting Corporation          PricewaterhouseCoopers
BestBuy.com                          IKON Office Solutions / Digital Express Reebok International
British Airways                      Inktomi                                 Royal Caribbean Cruises
CBS SportsLine                       InterWest Bank                          RR Donnelley & Sons
Coldwater Creek                      Janus Capital                           Starbucks
Compaq                               JCPenny Company                         StorageNetworks
Computerworld                        Kaiser Permanente                       Sun Microsystems
DiscoverMusic                        L'Oreal                                 The Sharper Image
Dominion Bond Rating Service         Lycos                                   USA TODAY.com
E! Online                            Metropolitan Life Insurance Co.         U.S. News & World Report
eBay                                 Microsoft                               Viacom
FleetBoston Financial Corporation    MSN Hotmail                             weather.com
flooz.com                            MSNBC.com                               Wells Fargo
Franklin Templeton Companies         Nikko Salomon Smith Barney              W.R. Hambrecht & Co
George Lucas Educational Foundation  Novell                                  Yahoo!
GetThere                                                                     ZDNet

Customer Support

   Through our response center and our customer relations personnel at each Internet Data Center, we provide dedicated customer support to keep customers' Internet operations functional 24 hours per day, seven days per week. Response center personnel receive initial inquiries and perform preliminary analyses. They attempt to resolve each inquiry and route any inquiries that cannot be resolved to the appropriate Internet Data Center, where customer relations representatives and supervisors interface with customers and help to implement appropriate solutions. For those customers who require extraordinary levels of support, we offer dedicated teams of customer service personnel to provide 24-hour on call support with guaranteed response times.

Sales and Marketing

   Our sales and marketing objective is to achieve broad market penetration within our target market of enterprises that depend upon the Internet for mission-critical operations. We sell our services to enterprises directly through our sales force and indirectly through our alliance partners. We are actively seeking to increase our sales and distribution capabilities and coverage in the United States and to expand internationally as new Internet Data Centers are opened in Europe, Asia and Australia.

   Our sales force consists of field sales, strategic accounts, alliance sales, and telesales, which are organized geographically to ensure that each customers' services are implemented properly and efficiently. In addition, we utilize referral, reseller and other indirect sales channels.

   Our marketing organization is responsible for product marketing management, public relations and marketing communications. Product marketing management includes defining the product roadmap and bringing to market the portfolio of services and programs to address customer needs. These activities include product strategy and definition, pricing, competitive analysis, product launches, channel program management and product lifecycle management. Public relations focuses on cultivating industry analyst and media relationships, with the goal of securing broad media coverage and public recognition of our market leadership.

Network Design

   Our network consists of national and international backbone capacity, local networks and our private and public interconnection arrangements. Our high performance, dedicated and redundant backbone network connects our Internet Data Centers using multiple high-speed OC-3, OC-12 and OC-48 lines which reduce the risk of a single point of failure. Our local networks connect our Internet Data Centers in a metropolitan area, and in some cases connect customers to our Internet Data Centers. Within each Internet Data Center, we deploy a virtual LAN environment to increase reliability and performance and to provide customers with redundant connectivity to our backbone and the Internet.

   We use multiple OC-3, OC-12, and OC-48 lines in order to provide a high level of redundancy, performance and capacity, along with real-time content replication or caching across our Internet Data Centers. For customers with servers located at multiple Internet Data Centers, we provide dynamic response time and load balancing technologies for optimal routing of traffic. We also use a combination of private and public interconnections to achieve fast and reliable content delivery. We also provide excess network capacity to accommodate spikes in demand or line outages.

Competition

   Our market is intensely competitive. There are few substantial barriers to entry, and we expect to face additional competition from existing competitors and new market entrants in the future. Many companies have announced that they intend to begin providing or greatly expanding their service offerings to compete with our services. The principal competitive factors in our market include:

  . ability to deliver services when requested by the customer;

  . Internet system engineering and other professional services expertise;

  . customer service;

  . network capability, reliability, quality of service and scalability;

  . variety of managed services offered;

  . access to network resources, including circuits, equipment and interconnection capacity to other networks;

  . broad geographic presence;

  . price;

  . ability to maintain and expand distribution channels;

  . brand name recognition;

  . timing of introductions of new services;

  . network security; and

  . financial resources.

   Our current and potential competitors in the market include, providers of server hosting services; global, regional and local telecommunications companies and Regional Bell Operating Companies; national, foreign and regional internet service providers; information technology outsourcing firms; and other technology services and products companies. Some of our competitors, particularly the global telecommunications companies who have begun, or announced an intention to begin providing Web hosting services have substantially greater resources, more customers, longer operating histories, greater name recognition and may have more established relationships in the industry than we do. As a result, these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies. In addition, these competitors have entered and will likely continue to enter into business relationships to provide additional services that compete with the services we provide.

   Some of our competitors may be able to provide customers with additional benefits relating to the customer's Internet system and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to ours. We may not be able to offset the effects of any price reductions. In addition, we believe our market is likely to encounter consolidation in the near future, which could result in increased price and other competition.

Employees

   As of December 31, 2000 and prior to our acquisition of GlobalCenter, Exodus had 3,367 employees, including 807 employees in sales and marketing, 114 employees in product development, 976 employees in customer service and network engineering, 803 employees in professional services, and 667 employees in finance and administration. We believe that future success will depend in part on the continued ability to attract, hire and retain qualified personnel. The competition for personnel is intense, and there can be no assurance that we will be able to identify, attract and retain personnel in the future. None of our employees is represented by a labor union, and we believe that our employee relations are good.

Facilities

   Our executive offices are located in Santa Clara, California and consist of approximately 150,000 square feet that are leased pursuant to an agreement that expires in 2008. We have entered into two new leases for executive office space in Santa Clara, California for an aggregate of approximately 384,000 new square feet of space. Both new leases expire in 2011. As of December 31, 2000 we leased facilities for our current Internet Data Centers in the following metropolitan areas and specific cities, which cover an aggregate of approximately 4.1 million gross square feet and expire in the years indicated below:

       Metropolitan                                                       Lease
       Area                        City and State                         Expiration
       ------------                --------------                         ----------
       Silicon Valley              Santa Clara, CA                        October 2009
                                   Santa Clara, CA                        April 2002
                                   Santa Clara, CA                        November 2008
                                   Santa Clara, CA                        January 2009
                                   Santa Clara, CA                        January 2009
                                   Santa Clara, CA                        September 2010
       Los Angeles                 El Segundo, CA                         June 2009
       Orange County               Irvine, CA                             August 2007
                                   Irvine, CA                             October 2015
       Chicago                     Oak Brook, IL                          September 2010
                                   Elk Grove, IL                          June 2010
       Austin                      Austin, TX                             August 2011
       Boston                      Waltham, MA                            December 2007
                                   Waltham, MA                            September 2011
                                   Waltham, MA                            September 2012
       New York                    Jersey City, NJ                        May 2010
                                   Weehawken, NJ                          August 2011
                                   Parsippany, NJ                         December 2013
       Washington, D.C.            Herndon, VA                            September 2004
                                   Sterling, VA                           November 2008
                                   Sterling, VA                           August 2009
       Atlanta                     Lithia Springs, GA                     December 2011

       Metropolitan
       Area              City and State             Lease Expiration
       ------------      --------------             ----------------
       Toronto           Brampton, Ontario, Canada  April 2013
       Seattle           Seattle, WA                June 2007
                         Seattle, WA                May 2009
                         Tukwila, WA                December 2015
       London            Park Royal, United Kingdom May 2024
                         Park Royal, United Kingdom June 2025
       Frankfurt         Frankfurt, Germany         September 2009
       Tokyo             Tokyo, Japan               June 2001

   With our acquisition of GlobalCenter, we now lease additional facilities for Internet Data Centers in the following metropolitan areas and specific cities.
These additional facilities cover an aggregate of approximately 1.0 million gross square feet, bringing the aggregate total of our Internet Data Center space to approximately 5.1 million gross square feet. The years in which each of these leases expires is listed below.

       Metropolitan
       Area              City and State             Lease Expiration
       ------------      --------------             ----------------
       Silicon Valley    Sunnyvale, CA              August 2013
                         Sunnyvale, CA              November 2001
                         Sunnyvale, CA              November 2011
       Washington, D.C.  Herndon, VA                March 2009
                         Herndon, VA                May 2015
       New York          New York, NY               August 2014 (second floor)
                                                    September 2008 (third floor)
                         New York, NY               August 2015
       London            London, United Kingdom     March 2014
       Anaheim           Anaheim, CA                April 2009
       Melbourne         Melbourne, Australia       October 2001

   Most of our leases provide for a renewal option upon the expiration of the initial term and some of our leases include an option to purchase. We currently maintain sales offices in unutilized space in most of our Internet Data Centers. We intend to continue to expand domestically and internationally.

                              DESCRIPTION OF NOTES
   We will issue the notes under a subordinated indenture, to be dated as of
February   , 2001, between us and HSBC Bank USA, as trustee, as supplemented by
the supplemental indenture to be dated as of February   , 2001. When we refer
to the indenture in this prospectus supplement, we are referring to the subordinated indenture as supplemented by the supplemental indenture. You may inspect copies of the indenture at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York. The notes are a series of debt securities described in the accompanying prospectus. The following description supplements, and to the extent it is inconsistent, supercedes, the statements under "Description of Debt Securities" in the accompanying prospectus. We refer you to the accompanying prospectus for a description of the debt securities and the subordinated indenture. The following summary does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the indenture. As used in this description, the words "we," "us," "our" or "Exodus" do not include any subsidiary of Exodus.

General

   The notes will be unsecured obligations of Exodus. The notes will be subordinated, which means that they will rank behind certain of our indebtedness as described below. The supplemental indenture limits the amount of oustanding notes to $500,000,000 aggregate principal amount, or $575,000,000 if the underwriters exercise in full their right to purchase additional notes. We are required to repay the principal amount of the notes in full on February 15, 2008. The notes will bear interest at the rate per annum shown on the front
cover of this prospectus supplement from February   , 2001. We will pay
interest on the notes on February 15 and August 15 of each year, commencing on August 15, 2001. Interest payable per $1,000 principal amount of notes for the
period from February   , 2001 to August 15, 2001 will be $    .

   You may convert the notes into shares of our common stock initially at the conversion rate stated on the cover page of this prospectus supplement at any time prior to the close of business on the maturity date unless the notes have been previously redeemed or repurchased. The conversion rate may be adjusted as described below. Holders of notes called for redemption or submitted for repurchase will be entitled to convert the notes up to and including the business day immediately preceding the date fixed for redemption or repurchase.

Global Note; Book-Entry System

   The notes will be issued:

  . only in fully registered form;

  . without interest coupons; and

  . in minimum denominations of $1,000 and integral multiples of $1,000.

   The notes will be evidenced by one or more global notes, which will be deposited with the trustee as custodian for The Depositary Trust Company, or DTC and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Conversion Rights

   You will have the right, at your option, to convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time prior to the close of business on the maturity date, unless the notes have been previously redeemed or repurchased. The conversion rate will be equal to the number of shares per $1,000 principal amount of notes shown on the cover page of this prospectus supplement. The
conversion rate is equivalent to a conversion price of approximately $   ,
which price may be adjusted in certain events as described below. Your right to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date or repurchase date for that note, unless we default in making the payment due upon redemption or repurchase.

   You may exercise the right of conversion by delivering the note at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed notice of conversion. Such notice of conversion can be obtained at the office of the trustee at its Corporate Trust Office in New York City. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

   As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate will then be sent by the trustee to the conversion agent for delivery to the holder. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock.

   Any note surrendered for conversion during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date (except notes, or portions thereof, called for redemption on a redemption date that occurs between a regular record date and the third business day after the interest payment date to which it relates) must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. In the case of any note which has been converted after any regular record date but before the next succeeding interest payment date, interest payable on such interest payment date shall be payable on such interest payment date notwithstanding such conversion, and such interest shall be paid to the holder of such note on such regular record date. If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the interest payment date next preceding the date of conversion to the date of conversion or for any later period, even if the notes are surrendered after a notice of redemption, except for the payment of interest on notes called for redemption on a redemption date that occurs between a regular record date and the third business date after the interest payment date to which it relates.

   No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash based on the market price of our common stock at the close of business on the day of conversion.

   You will not be required to pay any taxes or duties in respect of the issue or delivery of our common stock on conversion but you will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

   The conversion rate will be subject to adjustment for, among other things:

  . dividends and other distributions payable in our common stock on shares of our capital stock;

  . the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price of such common stock, determined as provided in the indenture, as of the record date for shareholders entitled to receive such rights, options or warrants;

  . subdivisions, combinations and reclassifications of our common stock;

  . distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

    . those dividends, rights, options, warrants and distributions referred to above;

    . dividends and distributions paid exclusively in cash; and

    . distributions upon mergers or consolidations discussed below;

  . distributions consisting exclusively of cash, excluding any cash portion of distributions referred to in the bullet above, or cash distributed upon a merger or consolidation to which the next succeeding bullet point applies, to all holders of our common stock in an aggregate amount that, combined together with:

    . other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made; and

    . any cash and the fair market value of other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of our market capitalization, being the product of the current market price per share of our common stock on the record date for such distribution and the number of shares of common stock then outstanding; and

  . the successful completion of a tender offer made by us or any of our subsidiaries for our common stock which involves an aggregate consideration that, together with:

    . any cash and other consideration payable in a tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made; and

    . the aggregate amount of any all-cash distributions referred to in the immediately preceding bullet point above to all holders of our common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made;

   exceeds 10% of our market capitalization on the expiration of such tender offer.

   We reserve the right to make such increases in the conversion rate in addition to those required in the foregoing provisions as we consider to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute any adjustments to the conversion rate and will give notice by mail to holders of the registered notes of any adjustments.

   In any case in which we consolidate or merge with or into another entity or in which any entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each note then outstanding will, without the consent of the holder of any note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of our common stock into which the note was convertible immediately prior to the consolidation or merger or sale or transfer. The preceding sentence will not apply to a merger which does not result in any reclassification, conversion, exchange or cancellation of our common stock.

   We may increase the conversion rate by any amount for any period of at least 20 days, upon at least 15 days notice, if our board of directors determines that the increase would be in our best interests. The board of directors' determination in this regard will be conclusive. Any increase in this manner will not be taken into account for purposes of determining whether the last reported bid price of our common stock exceeds the conversion price by 105% in connection with an event which otherwise would be a change in control as defined below.

   If at any time we make a distribution of property to our stockholders which would be taxable to such stockholders as a dividend for United States federal income tax purposes, such as distributions of evidences of indebtedness or assets by us, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the indenture, the number of shares into which notes are convertible is increased, that increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to holders of notes. See "Certain United States Federal Income Tax Considerations--U.S. Holders--Distributions on Common Stock."

Subordination

   The notes are subordinated and, as a result, the payment of the principal, any premium, and interest on the notes, including any amounts payable upon the redemption or the repurchase, will be subordinated in right of payment the extent set forth in the indenture to the prior payment in full, in cash or other payment satisfactory to holders of our senior indebtedness, of all of our senior indebtedness. As of December 31, 2000, we had approximately $2.0 billion of senior indebtedness.

   The term senior indebtedness is defined in the indenture to mean: the principal of, and premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, rent and end of term payments payable on, and all fees and other amounts payable in connection with, the following, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or created after the date of the indenture, incurred or assumed:

  . our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation;

  . all of our obligations for money borrowed;

  . all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind;

  . our obligations:

    . as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles; or

    . as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

  . all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

  . all of our obligations with respect to letters of credit, bankers' acceptances and similar facilities, including reimbursement obligations with respect to the foregoing letter of credit, bankers' acceptances and similar facilities;

  . all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

  . all obligations of the type referred to in the above bullet points of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which is secured by a lien on our property; and

  . renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above bullet points.

   Senior indebtedness shall not include the notes or any other indebtedness or obligation if the terms of such indebtedness or obligation, or the terms of the instrument under which, or pursuant to which it is issued expressly provide that it is not superior in right of payment to the notes.

   We may not make any payment on account of principal premium, if any, or interest on the notes, or redemption or repurchase of the notes, if:

  . we default in our obligations to pay principal premium, if any, or interest, including a default under any repurchase or redemption obligation, or other amounts with respect to designated senior debt (as defined below) and the default is continuing beyond the applicable grace period; or

  . any other default occurs and is continuing on any designated senior debt, and:

    . the default permits the holders of the designated senior debt to accelerate its maturity; and

    . the trustee has received a notice of the default (a payment blockage notice) from us, the holder of such debt or such other person permitted to give such notice under the indenture.

   If payments on the notes have been blocked by a payment default on designated senior debt, payments on the notes may resume when the payment default has been cured or waived or no longer exists.

   If payments on the notes have been blocked by a nonpayment default, payments on the note may resume on the earlier of:

  . the date the nonpayment default is cured or waived or ceases to exist; or

  . 179 days after the payment blockage notice is received.

   No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee can be used as the basis for any subsequent payment blockage notice. Additionally, once a holder of designated senior debt has blocked payment on the notes by giving a payment blockage notice in respect to a nonpayment default, no new period or payment blockage may be commenced unless and until:

  . 365 days have elapsed since the effectiveness of the immediately prior payment blockage notice; and

  . all scheduled payments of principal, premium, if any, and interest on the notes that have come due have been paid in full in cash.

   Designated senior debt means our obligations under:

  . our 11 1/4% senior notes due 2008;

  . our dollar-denominated 10 3/4% senior notes due 2009;

  . our euro-denominated 10 3/4% senior notes due 2009;

  . our dollar-denominated 11 5/8% senior notes due 2010;

  . our euro-denominated 11 3/8% senior notes due 2008; or

  . any senior indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be designated senior debt for purposes of the indenture. The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior indebtedness to exercise the rights of designated senior debt.

   In addition, all principal, premiums, if any, interest and other amounts due on all senior indebtedness must be paid in full before you are entitled to receive any payment otherwise due upon any acceleration of the principal due on the notes as a result of:

  . an event of default of the notes; or

  . payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of credits, or in bankruptcy, insolvency, receivership or other similar proceedings.

   By reason of this subordination, in the event of insolvency, creditors who are holders of senior indebtedness may recover more, ratably, than you. The subordination may result in a reduction or elimination of payments on the notes to you.

   In addition, the notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables and lease obligations. This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us. As of December 31, 2000, our subsidiaries had approximately $92.6 million in liabilities, excluding liabilities that would not appear on a consolidating balance sheet of any such subsidiary and inter-company liabilities.

   The indenture does not limit our ability or the ability of our subsidiaries to incur senior indebtedness or any other indebtedness.

   The notes will rank equally in right of payment to all of our existing and future subordinated indebtedness including our 5% convertible subordinated notes and our 4 3/4% convertible subordinated notes.

Optional Redemption by Exodus

   On or after February 20, 2004 we may at our option redeem the notes, in whole or in part, at the prices set forth below. If we elect to redeem the notes in whole or in part, we will give you at least 30, but no more than 60, days' notice.

   The redemption price, expressed as a percentage of principal amount, is as follows for the following periods:

             Year                                             Redemption Price
             ----                                             ----------------
   Beginning on February 20, 2004 and ending on February 14,
    2005                                                              %
   Beginning on February 15, 2005 and ending on February 14,
    2006                                                              %
   Beginning on February 15, 2006 and ending on February 14,
    2007                                                              %
   Beginning on February 15, 2007 and ending on February 14,
    2008                                                              %

   and thereafter is equal to 100% of the principal amount. In each case, we will pay accrued interest to, but excluding, the redemption date.

   No sinking fund is provided for the notes which means that the indenture does not require us to redeem or retire the notes periodically.

Payment and Conversion

   We will make all payments of principal and interest on the notes in U.S. currency by dollar check drawn on an account maintained at a bank in The City of New York. If you hold registered notes with a face value greater than $2,000,000, at your request we will make payments of principal or interest to you by wire transfer to an account maintained by you at a bank in The City of New York. Payment of any interest on the notes will be made to the person in whose name the note, or any predecessor note, is registered at the close of business on February 15, or August 15, whether or not a business day, immediately preceding the relevant interest payment date (a regular record date). If you hold registered notes with a face value in excess of $2,000,000 and you would like to receive payments by wire transfer, you will be required to provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date.

   We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

   Notes may be surrendered for conversion at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable.

   We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the notes have been made available for payment and either paid or returned to us as provided in the indenture, the trustee will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with "--Notices" below.

   All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, or interest on any notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

Repurchase at Option of Holders Upon a Change in Control

   If a change in control, as defined below, occurs, you will have the right, at your option, to require us to repurchase all of your notes not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with interest accrued to, but excluding, the repurchase date. Within 30 days after the occurrence of a change of control, we will mail you a notice of the change in control describing the transaction or transactions that constitute the change of control and offering to purchase your notes on the date specified in such notice.

   At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in shares of our common stock valued at 95% of the average of the closing prices of our common stock for the five trading days immediately preceding and including the third trading day prior to the repurchase date. We may only pay the repurchase price in our common stock if we satisfy conditions provided in the indenture.

   A change in control will be deemed to have occurred at the time, after the notes are originally issued, that any of the following occurs:

  . any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, acquires a beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

  . we merge or consolidate with or into any other person, any merger of another person into us or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than:

    . any such transaction:

      . that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

      . pursuant to which the holders of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction; and

    . any merger which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of our common stock.

   However, a change in control will not be deemed to have occurred if:

    . the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days; or

    . all of the consideration, excluding cash sales for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in a merger or consolidation which constitutes a change in control, consists of shares of common stock traded on a national securities exchange or on the Nasdaq National Market, or if such shares will be so traded or quoted immediately following the change of control.

   For purposes of these provisions:

  . the conversion price is equal to $1,000 divided by the conversion rate;

  . whether a person is a beneficial owner will be determined in accordance with Rule 13d-3 under the Exchange Act; and

  . a person includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

   The rules and regulations promulgated under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with these rules and regulations to the extent they apply at that time.

   We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase may, to the extent permitted by applicable law and subject to restrictions contained in the underwriting agreement with the underwriters, be re-issued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

   If a third party makes an offer to purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture that apply to the offer to purchase that we make and that third party purchases all notes validly tendered and not withdrawn under its offer to purchase, we will not be required to make an offer to purchase upon a change of control.

   The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase substantially all under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

   The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

   Our ability to repurchase notes upon the occurrence of a change in control is subject to important limitations. We do not know whether we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Additionally, even though the indenture allows us to elect, under certain conditions, to pay the repurchase price for the notes using shares of our common stock, our ability to repurchase notes may be limited or prohibited by the terms of our senior indebtedness. Because of dividend restrictions, our ability to repurchase notes with cash may also be limited by the terms of our subsidiaries' borrowing arrangements. Our failure to repurchase the notes when required following a change in control would result in an event of default under the indenture whether or not such repurchase is permitted by the subordination provisions of the indenture. This default may, in turn, cause a default of our senior indebtedness. The occurrence of a change of control constitutes an event of default under our senior secured credit facility. Additionally, the occurrence of a change in control could result in an event of default under the terms of our other senior indebtedness. As a result, unless we were to obtain a waiver, a repurchase of the notes would be prohibited under the subordination provisions of the indenture until the senior indebtedness is paid in full. Also, our repurchase of notes as a result of the occurrence of a change in control may be prohibited or limited by, or create an event of default under, the terms of agreements related to borrowings which we may enter into from time to time, including agreements relating to senior indebtedness. See "-- Subordination."

Events of Default

   The following will be events of default under the indenture:

  . we fail to pay principal of or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

  . we fail to pay any interest on any note when due, which failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

  . we fail to provide notice of a change in control, whether or not such notice is prohibited by the subordination provisions of the indenture;

  . we fail to perform any other covenant in the indenture, which failure continues for 60 days after written notice as provided in the indenture;

  . we, or any of our significant subsidiaries, default in the payment of the principal, premium, if any, or interest under any agreement, indenture or other instrument evidencing indebtedness for money borrowed, or any guarantee thereto, in an aggregate principal amount in excess of $10.0 million if such indebtedness:

    . has become due and payable in full and such default continues past any applicable grace period and we do not cure such indebtedness or have such payment waived and, if the indebtedness has not already matured at its final maturity in accordance with its terms, the holder of that indebtedness has the right to accelerate such indebtedness; or

    . has not already matured at its final maturity in accordance with its terms and such indebtedness shall have been accelerated; and

  . certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

   Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder shall have furnished reasonable indemnity to the trustee. Subject to providing indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

   If an event of default other than an event of default arising from events of insolvency, bankruptcy or reorganization occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may, subject to the subordination provisions of the indenture, accelerate the maturity of all notes. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization occurs, then the principal of, and accrued interest on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see "-- Meetings, Modification and Waiver" below.

   You will not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless:

  . you give the trustee written notice of a continuing event of default;

  . the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request and furnished reasonable indemnity to the trustee to institute proceedings;

  . the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request; and

  . the trustee shall have failed to institute such proceeding within 60 days of the written request.

   However, these limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of, premium, if any, or interest on your note on or after the respective due dates expressed in your note or your right to convert your note in accordance with the indenture.

   We will be required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

   The events of default described in the accompanying prospectus are not applicable to the notes offered hereby.

Meetings, Modification and Waiver

   The indenture contains provision for convening meetings of the holders of notes to consider matters affecting their interests.

   Certain limited modifications of the indenture may be made without requiring the consent of the holders of the notes. Other modifications and amendments of the indenture may be made, and certain past defaults by us may be waived, either:

  . with the written consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding; or

  . by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the notes represented at such meeting.

   However, a modification or amendment to a note requires the consent of the holder of each outstanding note affected if it would:

  . change the stated maturity of the principal of, or any interest on, a note;

  . reduce the principal amount of, or the premium or interest on, any note;

  . reduce the amount payable upon a redemption or mandatory repurchase;

  . modify the provisions with respect to the repurchase right of the holders in a manner adverse to the holders;

  . change the place or currency of payment on note of the repurchase price in respect of such note;

  . impair the right to institute suit for the enforcement of any payment on or with respect to any note;

  . modify our obligation to maintain an office or agency in New York City;

  . except as otherwise permitted or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of our property and assets, adversely affect the right of holders to convert any of the notes or to require us to repurchase any note other than as provided in the indenture;

  . modify the subordination provisions in a manner that is adverse to the holders of the notes;

  . reduce the above-stated percentage of aggregate principal amount of notes then outstanding necessary to modify or amend the indenture;

  . reduce the percentage of aggregate principal amount of notes then outstanding necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  . reduce the percentage in aggregate principal amount of outstanding notes required for the adoption of a resolution or for the quorum required at any meeting of holders of notes at which a resolution is adopted.

   The holders of a majority in aggregate principal amount of the notes then outstanding may waive our compliance with certain restrictive provisions of the indenture by written consent or by the adoption of a resolution at a meeting. The holders of a majority in aggregate principal amount of the notes then outstanding also may waive any past default under the indenture. The holders with a majority in aggregate principal amount of the notes then outstanding may not waive a default in the payment of principal, premium or interest.

   The modification provisions described in the accompanying prospectus are not applicable to the notes offered hereby.

Title

   We may, along with the trustee, any paying agent and any conversion agent, treat the registered owner, as reflected in the security register, of any note as the absolute owner of such note, even if the note is overdue, for the purpose of making payment and for all other purposes.

Notices

   Notice to holders of the notes will be given by mail to the addresses of such holders as they appear in the security register. Such notices will be deemed to have been given on the date of such mailing.

   An irrevocable notice of a redemption of notes will be given at least once not less than 30 nor more than 60 days prior to the redemption date. Then notice will specify the redemption date.

Replacement of Notes

   We will replace notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of their loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and to us may be required at the expense of the holder of the note before a replacement note will be issued.

Payment of Stamp and Other Taxes

   We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision of the United States or taxing of the United States or in the United States with respect to the issuance of the notes or of shares of our common stock upon conversion of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision of the United States or taxing of the United States or in the United States.

Governing Law

   The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

The Trustee

   The trustee for the holders of notes issued under the indenture will be HSBC Bank USA, which is also the trustee with respect to the indentures relating to our senior notes and other convertible subordinated notes. If an event of default occurs and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have offered to the trustee reasonable security or indemnity.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

   The following is a description of Exodus' material outstanding indebtedness and the debt being offered in the other offerings. The following summaries of the senior secured credit facility and Exodus' outstanding notes are qualified in their entirety by reference to the credit agreement and the indentures to which each issue of notes relates. Copies of these agreements are available on request to Exodus.

Senior Secured Credit Facility

   On October 31, 2000, we entered into a credit facility providing for revolving credit borrowings of up to $225.0 million and term facilities of up to $375.0 million underwritten by a syndicate of banks and other financial institutions led by Chase Securities, Inc., as sole book manager and lead arranger, Goldman Sachs Credit Partners L.P. as joint lead arranger and co-documentation agent, Merrill Lynch Capital Corporation as syndication agent, Morgan Stanley Senior Funding, Inc. as co-documentation agent, and The Chase Manhattan Bank, as administrative agent. These institutions are all affiliated with our lead underwriters. One tranche of the term credit facility, the tranche A term loan, provides for multiple borrowings of up to $225.0 million. The other tranche of the term facility, the tranche B term loan, provides for one borrowing of up to $150.0 million. We borrowed $150.0 million from the tranche B term loan on October 31, 2000. A portion of the revolving facility is available, at our option, in the form of letters of credit. In addition, we may establish additional facilities for purchase money financings of telecommunications assets subject to our compliance with the covenants contained in the credit agreement for the facilities.

   Our obligations under the credit facility will be guaranteed by each of our existing and future wholly-owned U.S. subsidiaries. The credit facility and the guarantees by our wholly-owned U.S. subsidiaries are secured, to the extent permitted by our existing indentures, by a first priority security interest on substantially all of our assets and substantially all the assets and stock of our existing and future wholly-owned U.S. subsidiaries, subject to exceptions.

   The revolving facility allows for borrowings of revolving credit loans from time to time until October 2005. The tranches under the term credit facilities mature five years and seven years, respectively, after the establishment of the facilities and amortize on a quarterly basis commencing on a date in annual amounts to be agreed upon by us and the bank syndicate. The proceeds of the revolving facility may be used for our working capital and general corporate needs, while the proceeds of the term facilities must be used to purchase or construct telecommunications assets, including real estate. Our ability to borrow under these facilities is subject to, among other things, compliance with covenants, including financial ratios, and customary borrowing conditions. In addition, aggregate outstanding borrowings will be limited to specified amounts in order to ensure compliance with the indentures governing our outstanding senior debt.

   Loans under the revolving facility and the delayed-draw tranche of the term facility bear interest, at our option, at the London Interbank Offered Rate (LIBOR) for eurodollar deposits for the relevant interest period adjusted for statutory reserves, or adjusted LIBOR, plus a specified margin, or at the higher of Chase Manhattan's prime rate and the Federal funds effective rate plus 1/2 of 1%, or alternate base rate, plus a specified margin. The interest rate under the other tranche of the term facility will, at our option, be adjusted LIBOR plus a specified margin or alternate base rate plus a specified margin.

   The tranche A term loan facility amortizes in consecutive quarterly payments beginning on September 30, 2003, commencing at 5% of the aggregate principal amount of tranche A loans outstanding per quarter and increasing to 15% of the aggregate principal amount of tranche A loans outstanding. Beginning on December 31, 2003, the tranche B term loan facility provides for automatic and permanent quarterly reductions of the amount available for borrowing under that facility, commencing at $375,000 per quarter and increasing to approximately $36,375,000 per quarter.

   The credit agreement governing the credit facility requires that indebtedness outstanding under the term loan facilities be paid with all of the net proceeds with respect to certain asset sales and, beginning January 1, 2002 with a portion of our free cash flow for each fiscal year.

   The credit agreement contains customary negative covenants restricting and limiting the ability of Exodus and any other restricted subsidiary to engage in certain activities, including but not limited to:

  . limitations on indebtedness and the incurrence of liens;

  . restrictions on sale and leaseback transactions, consolidations, mergers, sale of assets, transactions with affiliates and investments; and

  . restrictions on issuance of preferred stock, dividends and distributions on capital stock, and other similar distributions, including distributions to Exodus by its subsidiaries.

   The credit agreement also requires Exodus to comply with specific financial and operational tests and maintain financial ratios, including a:

  . minimum EBITDA test;

  . minimum senior secured debt to total capital test;

  . minimum senior debt to total capital test;

  . maximum total debt to contributed capital ratio;

  . maximum senior secured debt to annualized consolidated EBITDA test;

  . maximum interest expense coverage ratio; and

  . maximum capital expenditures test.

   The credit agreement generally does not permit Exodus or its subsidiaries to make payments on any outstanding indebtedness, which will include the notes, other than regularly scheduled interest and principal payments as and when due.

   The senior secured credit facility contains customary events of default, including an event of default upon certain changes of control of Exodus and certain defaults under other indebtedness having an outstanding principal amount exceeding $10.0 million.

The 11 5/8% Senior Notes due 2010 and 11 3/8% Senior Notes due 2008

   In July 2000, we issued an aggregate of $1.0 billion of our 11 5/8% senior notes due 2010 and (Euro)200.0 million of our 11 3/8% senior notes due 2008 under an indenture between us and HSBC Bank USA, as trustee. We have the option to issue an additional $100.0 million of 11 5/8% senior notes and (Euro)100.0 million of 11 3/8% senior notes. The 11 5/8% senior notes are unsecured obligations, and mature on July 15, 2010. The 11 3/8% senior notes are also unsecured obligations and mature on July 15, 2008. Interest on the 11 5/8% senior notes and the 11 3/8% senior notes is payable semi-annually on January 15 and July 15 of each year, commencing January 15, 2001. As of December 31, 2000, $1.0 billion in principal amount of the 11 5/8% senior notes and
(Euro)200.0 million in principal amount of the 11 3/8% senior notes were outstanding.

   The 11 5/8% senior notes are redeemable at our option, in whole or in part, at any time or from time to time, on or after July 15, 2005 at the redemption prices set forth in the 11 5/8% senior notes indenture. We may not redeem any portion of the 11 3/8% senior notes before their maturity date of July 15, 2008. In addition, at any time prior to July 15, 2003, we may redeem up to 35% of the aggregate principal amount of each of the 11 5/8% senior notes and the 11 3/8% senior notes with the net proceeds of one or more sales of specific types of our stock at a redemption price of 111.625%, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the original principal amount of each of the 11 5/8% senior notes initially issued remain outstanding. Upon a change of control, as defined in the 11 5/8% senior note indenture, we would be required to make an offer to purchase the 11 5/8% senior notes and the 11 3/8% senior notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any. There can be no assurance that we would have sufficient funds available at the time of any change of control to make any required debt repayment including repurchases of the 11 5/8% senior notes. The definition of change of control in the 11 5/8% senior note indenture differs in a number of respects from the definition of change of control in the indentures governing our 4 3/4% convertible subordinated notes and the notes offered by this prospectus supplement.

   The indebtedness evidenced by the 11 5/8% senior notes and the 11 3/8% senior notes ranks equally in right of payment with all of our existing and future unsubordinated indebtedness, including the 11 1/4% senior notes, the 10 3/4% senior notes and senior in right of payment to all of our existing and future subordinated indebtedness, including our 4 3/4% convertible subordinated notes and our 5% convertible subordinated notes and the notes offered by this prospectus supplement.

   The 11 5/8% senior notes indenture restricts, among other things, our ability to incur additional indebtedness and the use of proceeds in connection therewith, pay dividends or make certain other restricted payments, incur certain liens to secure indebtedness, or engage in merger transactions. There are significant "carve-outs" and exceptions to these covenants.

The 11 1/4% Senior Notes

   In July 1998 and July 1999, we issued an aggregate of $275.0 million of 11 1/4% senior notes due 2008 under an indenture between us and HSBC Bank USA, as trustee. The 11 1/4% senior notes are unsecured obligations, and mature on July 1, 2008. Interest on the 11 1/4% senior notes accrues at the rate of 11 1/4% per annum, payable semi-annually on January 1 and July 1 of each year. We have placed in escrow enough cash to meet the requirement of the first four interest payments due on the 11 1/4% senior notes.

   The 11 1/4% senior notes will be redeemable at our option, in whole or in part, at any time or from time to time, on or after July 1, 2003 at the redemption prices set forth in the 11 1/4% senior notes indenture. In addition, at any time prior to July 1, 2001, we may redeem up to 35% of the aggregate principal amount of the 11 1/4% senior notes with the net proceeds of one or more sales of certain types of its stock at a redemption price of 111.25%, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the original principal amount of the 11 1/4% senior notes initially issued remains outstanding. Upon a change of control, as defined in the 11 1/4% senior notes indenture, we would be required to make an offer to purchase the 11 1/4% senior notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any. There can be no assurance that we would have sufficient funds available at the time of any change of control to make any required debt repayment including repurchases of the 11 1/4% senior notes. The definition of change of control in the 11 1/4% senior note indenture differs in a number of respects from the definition of change of control in the indentures governing our 4 3/4% convertible subordinated notes and the notes offered by this prospectus supplement.

   The indebtedness evidenced by the 11 1/4% senior notes ranks equally in right of payment with all of our existing and future unsubordinated indebtedness, including our 10 3/4% senior notes due 2009, and senior in right of payment to all of our existing and future subordinated indebtedness, including our 4 3/4% convertible subordinated notes, our 5% convertible subordinated notes and the notes offered by this prospectus supplement.

   The 11 1/4% senior notes indenture restricts, among other things, our ability to incur additional indebtedness and the use of proceeds in connection therewith, pay dividends or make certain other restricted payments, incur certain liens to secure indebtedness, or engage in merger transactions. There are significant "carve-outs" and exceptions to these covenants.

The 10 3/4% Senior Notes

   In December 1999, we issued an aggregate of $375.0 million of our 10 3/4% senior notes due 2009 and (Euro)125.0 million of our 10 3/4% senior notes due 2009 under an indenture between us and HSBC Bank USA, as trustee. The 10 3/4% senior notes are unsecured obligations, and mature on December 15, 2009. Interest on the 10 3/4% senior notes accrues at the rate of 10 3/4% per annum, payable semi-annually on June 15 and December 15 of each year, commencing June 15, 2000.

   The 10 3/4% senior notes are redeemable at our option, in whole or in part, at any time or from time to time, on or after December 15, 2004 at the redemption prices set forth in the 10 3/4% senior notes indenture. In addition, at any time prior to December 15, 2002, we may redeem up to 35% of the aggregate principal amount of each of the 10 3/4% dollar denominated senior notes and the 10 3/4% euro denominated senior notes with the net proceeds of one or more sales of specific types of our stock at a redemption price of 110.75%, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the original principal amount of each of the 10 3/4% dollar denominated senior notes and the 10 3/4% euro denominated senior notes initially issued remain outstanding. Upon a change of control, as defined in the 10 3/4% senior note indenture, we would be required to make an offer to purchase the 10 3/4% senior notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any. There can be no assurance that we would have sufficient funds available at the time of any change of control to make any required debt repayment including repurchases of the 10 3/4% senior notes. The definition of change of control in the 10 3/4% senior note indenture differs in a number of respects from the definition of change of control in the indentures governing our 4 3/4% convertible subordinated notes and the notes offered by this prospectus supplement.

   The indebtedness evidenced by the 10 3/4% senior notes ranks equally in right of payment with all of our existing and future unsubordinated indebtedness, including the 11 1/4% senior notes, and senior in right of payment to all of our existing and future subordinated indebtedness, including our 4 3/4% convertible subordinated notes, our 5% convertible subordinated notes and the notes offered by this prospectus supplement.

   The 10 3/4% senior notes indenture restricts, among other things, our ability to incur additional indebtedness and the use of proceeds in connection therewith, pay dividends or make certain other restricted payments, incur certain liens to secure indebtedness, or engage in merger transactions. There are significant "carve-outs" and exceptions to these covenants.

The 5% Convertible Subordinated Notes

   In March 1999 we issued $250.0 million of 5% convertible subordinated notes due March 15, 2006 under an indenture between us and HSBC Bank USA, as trustee. The 5% convertible subordinated notes are convertible into our common stock at a conversion ratio of 87.5704 per $1,000 in principal amount of 5% convertible subordinated notes.

   The 5% convertible subordinated notes are unsecured obligations, and mature on March 15, 2006. Interest on the 5% convertible subordinated notes accrues at the rate of 5% per annum, payable semi-annually on March 15 and September 15 of each year.

   The 5% convertible subordinated notes will be redeemable at our option, in whole or in part, at any time or from time to time, on or after March 20, 2001 at the redemption prices set forth in the 5% convertible subordinated notes indenture; provided, however, that the 5% convertible subordinated notes will not be redeemable at our option on or after March 20, 2001 and before January 20, 2003 unless the last reported bid price for the common stock equals or exceeds 140% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days of the call for redemption. Upon a change of control, as defined in the 5% convertible subordinated notes indenture, we would be required to make an offer to purchase the 5% convertible subordinated notes at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest, if any. There can be no assurance that we would have sufficient funds available at the time of any change of control to make any required debt repayment. The definition of change of control in the 5% convertible subordinated notes indenture is substantially similar to the definition of change of control in the indenture governing our 4 3/4% convertible subordinated notes.

   The indebtedness evidenced by the 5% convertible subordinated notes is subordinated in right of payment with all of our existing and future senior indebtedness, including the 11 5/8% senior notes, the 11 3/8% senior notes, 11 1/4% senior notes and the 10 3/4% senior notes, and ranks equally in right of payment to all of our existing and future subordinated indebtedness, including our 4 3/4% convertible subordinated notes.

The 4 3/4% Convertible Subordinated Notes

   In December 1999, we issued $500.0 million of 4 3/4% convertible subordinated notes pursuant to an indenture between us and HSBC Bank USA, as trustee. The 4 3/4% convertible subordinated notes are convertible into our common stock at a conversion rate of 28.4068 shares per $1,000 in principal amount of 4 3/4% convertible subordinated notes. The 4 3/4% convertible subordinated notes are unsecured obligations, and mature on July 15, 2008. Interest on the 4 3/4% convertible subordinated notes accrues at the rate of 4 3/4% per annum, payable semi-annually on January 15, and July 15 of each year, beginning July 15, 2000. As of March 31, 2000, $500.0 million in principal amount of the 4 3/4% convertible subordinated notes were outstanding.

   The 4 3/4% convertible subordinated notes will be redeemable at our option, in whole or in part, at any time or from time to time, on or after January 20, 2002, at the redemption prices set forth in the 4 3/4% convertible subordinated notes indenture; provided, however, that the 4 3/4% convertible subordinated notes will not be redeemable at our option on or after January 20, 2002 and before January 15, 2004 unless the last reported bid price for the common stock equals or exceeds 140% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days of the call for redemption. Upon a change of control, as defined in the 4 3/4% convertible subordinated notes indenture, we would be required to make an offer to purchase the 4 3/4% convertible subordinated notes at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest, if any. The definition of change of control in the 4 3/4% convertible subordinated notes indenture differs in a number of respects from the definition of change of control in the Indentures governing the senior notes.

   The indebtedness evidenced by the 4 3/4% convertible subordinated notes is subordinated in right of payment to all of our existing and future senior indebtedness including the 11 5/8% senior notes, the 11 3/8% senior notes, the 10 3/4% senior notes, the 11 1/4% senior notes and ranks equally in right of payment to all of our existing and future subordinated indebtedness, including our 5% convertible subordinated notes.

Other Indebtedness

   In addition to the indebtedness described above we have and will continue from time to time to obtain long term debt, equipment loans, lease lines of credit or other financing arrangements to finance capital expenditures for our Internet Data Centers, working capital lines of credit and equipment lease lines. Recently our subsidiary, Exodus Communications KK, entered into loan agreements with the Development Bank of Japan and two Japanese banks to finance the acquisition of and tenant improvements on an Internet Data Center in Tokyo. At December 31, 2000, approximately $55.0 million was borrowed under the loans, which have terms of 3 to 10 years and are secured by first and second mortgages on the Internet Data Center. The loan to finance the tenant improvements is guaranteed by us.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the notes and common stock into which the notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding notes or common stock. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, insurance companies, tax-exempt organizations, and persons holding notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to the holders of the notes and common stock into which the notes may be converted. In addition, this discussion is limited to initial purchasers of notes who acquire the notes at their original issue price within the meaning of Section 1273 of the Code, and who will hold the notes and common stock as "capital assets" within the meaning of Section 1221 of the Code.

   All prospective purchasers of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes and the common stock in their particular situations.

U.S. Holders

   As used herein, the term "U.S. Holder" means a beneficial holder of a note or common stock that for United States federal income tax purposes is (i) a citizen or resident (as defined in Section 7701 (b) of the Code) of the United States, (ii) a corporation formed under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (iv) in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701 (a) (30) of the Code. A "Non-U.S. Holder" is any holder of a note or common stock other than a U.S. Holder or a foreign or domestic partnership. For U.S. federal income tax purposes, earned through a foreign or domestic partnership or similar entity is attributed to its owners.

Interest

   Interest on the notes will generally be included in a U.S. Holder's gross income as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting. In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as "original issue discount" over the term of the instrument. We believe that the notes will not be issued with original issue discount. In certain circumstances, we may be required to make payments to holders of the notes in excess of principal or stated interest. For example, if, upon a change of control, a holder requires us to repurchase some or all of the holder's notes and we elect to pay the purchase price in shares of our common stock, the value of the stock could exceed the sum of the principal amounts of the notes and accrued and unpaid interest. The original issue discount rules allow contingent payments such as these to be disregarded in computing a holder's interest income if the contingency is "remote." We believe that there is only a remote possibility that we will undergo a change of control and elect to pay the repurchase price in shares of our common stock. Our determination in this regard is binding on holders unless they disclose their contrary position.

Conversion of Notes Into Common Stock

   A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except to the extent the common stock is considered attributable to accrued interest not previously included in income (which is taxable as ordinary income). Cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share. The adjusted basis of shares of common stock received on conversion will equal the adjusted basis of the note converted (reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash). The holding period of the common stock received on conversion will generally include the period during which the converted notes were held prior to conversion. However, a U.S. Holder's tax basis in shares of common stock considered attributable to accrued interest as described above, generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin as of the date of the conversion.

   The conversion price of the notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits, if, and to the extent that certain adjustments in the conversion price, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of common stock), increase the proportionate interest of a holder of notes in the fully diluted common stock, whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits. Therefore, U.S. Holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property.

Sale, Exchange or Retirement of the Notes

   Each U.S. Holder generally will recognize gain or loss upon the sale, exchange (other than by exercise of the conversion privilege), redemption, retirement or other disposition of notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) such holder's adjusted tax basis in the notes. Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a note should be capital gain or loss and will generally be long-term capital gain or loss if the note has been held or deemed held for more than 12 months at the time of the sale or exchange. Generally, the maximum long term capital gains rate for individuals is 20%. Capital gain that is not long term capital gain is taxed at ordinary income rates. A holder's initial basis in a note will be the amount paid therefor.

The Common Stock

   Distributions, if any, paid on the common stock, to the extent made from our current and/or accumulated earnings and profits, as determined under U.S. federal income tax principles, will be included in a U.S. Holder's income as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) as they are paid. Gain or loss realized on the sale or exchange of common stock will equal the difference between the amount realized on such sale or exchange and the U.S. Holder's adjusted tax basis in such common stock. Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than twelve months.

Information Reporting and Backup Withholding

   A U.S. Holder of notes or common stock may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments", including interest payments, dividend payments, proceeds from the disposition of the notes or common stock to or through a broker and, under certain circumstances, principal payments on the notes. These backup withholding rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) fails to report properly interest or dividends, (iii) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding or if (iv) the IRS provides notification that the U.S. Holder has furnished us with an incorrect TIN. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

   We will report to the U.S. Holders of notes and common stock and to the IRS the amount of our "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Non-U.S. Holders

   The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

   For purposes of withholding tax on interest and dividends discussed below, a Non-U.S. Holder includes a nonresident fiduciary of an estate or trust. For purposes of the following discussion, interest, dividends and gain on the sale, exchange or other disposition of a note or common stock will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a Non-U.S. Holder eligible for the benefits of an applicable U.S. bilateral income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Interest

   Generally any interest paid to a Non-U.S. Holder of a note that is not U.S. trade or business income will not be subject to U.S. tax if the interest qualifies as "portfolio interest". Generally interest on the notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all of our voting stock and is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the applicable provisions of the Code and (ii) the withholding agent receives a qualifying statement that the owner is not a U.S. resident and does not have actual knowledge or reason to know otherwise.

   The gross amount of payments of interest to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. income tax rates rather than subject to withholding at the 30% or treaty-reduced gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a 30% (or, if applicable, a treaty-reduced) rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, prior to the payment of interest. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided for payments for payments through qualified intermediaries. A Non-U.S. Holder of a note that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

Dividends

   In general, dividends paid to a Non-U.S. Holder of common stock will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax at regular income tax rates, but are not generally subject to the 30% withholding tax or treaty-reduced rate if the Non-U.S. Holder files the appropriate form with the payor, as discussed above. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty. A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

Conversion

   A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of notes into common stock. However, cash (if any) received in lieu of a fractional share or interest not previously included in income will be subject to U.S. federal income tax if it is U.S. trade or business income. Cash received in lieu of a fractional share may give rise to gain that would be subject to the rules described below for the sale of notes. Cash or common stock treated as issued for accrued interest would be treated as interest under the rules described above.

Sale, Exchange or Redemption of Notes or Common Stock

   Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a note or common stock generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note or common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), or (iv) we are a United States real property holding corporation within the meaning of Section 897 of the Code. We do not believe that we are currently a "United States real property holding corporation" within the meaning of Section 897 of the Code, or that we will become one in the future.

Information Reporting and Backup Withholding

   Generally, we must report annually to the IRS and to each Non-U.S. Holder any interest or dividend that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or any payments of portfolio interest. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, we will have to report to the IRS payments of principal.

   Generally, information reporting and backup withholding of United States federal income tax at a rate of 31 % may apply to payments made by us or any agent of ours to Non-U.S. Holders if the payee fails to make the appropriate certification that the holder is a non-U.S. person or if we or our paying agent has actual knowledge that the payee is a United States person.

   The payment of the proceeds from the disposition of the notes or common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its Non-U.S. Holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note or common stock to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will generally not be subject to backup withholding. However, if such broker is (i) a U.S. person, (ii) a controlled foreign corporation for United States tax purposes, (iii) a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a United States trade or business or (iv) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in U.S. Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files of the Non-U.S. Holder's foreign status and certain other conditions are met or you otherwise establish an exemption. Both backup withholding and information reporting will apply to the proceeds of such dispositions if the broker has actual knowledge that the payee is a U.S. Holder.

   Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

   The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax adviser as to particular tax consequences to it of purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement, dated February   , 2001, the underwriters named below have severally
agreed to purchase, and we have agreed to sell them, the principal amount of notes set forth below:

                                                                    Principal
        Underwriters                                             Amount of Notes
        ------------                                             ---------------
   Goldman, Sachs & Co. ........................................
   Merrill Lynch, Pierce, Fenner & Smith
         Incorporated...........................................
   Morgan Stanley & Co. Incorporated............................
   J.P. Morgan Securities Inc...................................
                                                                  ------------
     Total......................................................  $500,000,000
                                                                  ============

   The representatives of the underwriters are Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered in this prospectus are subject to the approval of specified legal matters by their counsel and to other conditions.

   The underwriters initially propose to offer a portion of the notes directly to the public at the public offering price set forth on the cover of this prospectus supplement and a portion to some dealers at a price that represents
a concession not in excess of    % of the principal amount of notes offered to
the public. Any underwriter may allow, and these dealers may reallow, a
concession not in excess of    % of the principal amount of notes to other
brokers or to other dealers. If all the notes are not sold at the initial price to the public, the representatives may change the offering price and the other selling terms.

   If the underwriters sell more notes than the total number set forth in the table above, the underwriters have an option to buy up to an additional $75,000,000 aggregate principal amount of notes from us to cover such sales. The underwriters may exercise this option for 30 days. If the underwriters exercise their option, the underwriters will become obligated, subject to certain conditions contained in the underwriting agreement, to purchase any additional notes in approximately the same proportion as set forth in the table above.

   We have agreed that, during the period beginning on the date of this prospectus supplement and continuing until the date 90 days after the date of this prospectus supplement, and subject to limited exceptions, we will not offer, sell, contract to sell or otherwise dispose of any shares of common stock, any securities substantially similar to the notes or the common stock or any securities convertible into or exchangeable or exercisable for common stock or substantially similar securities, without the prior consent of the underwriters. This agreement does not apply to certain employee benefit plans or to shares issued as consideration for acquisitions of businesses after the date of this prospectus supplement, provided that the recipients of such shares agree to identical restrictions to those contained in this paragraph.

   In addition, our senior officers and directors have agreed that, subject to certain limited exceptions, they will not offer, sell or otherwise dispose of any shares of common stock owned of record or beneficially as of the date of this prospectus supplement including securities convertible into or exercisable or exchangeable for shares of common stock as of such date, as well as any shares of common stock later acquired by reason of the conversion, exercise or exchange of such securities or enter into any hedging or other transaction with respect to the shares that would transfer the economic consequences of ownership of the common stock to another person, or exercise any registration rights, for a period of 60 days following the date of this prospectus supplement, except that such persons may dispose of shares of common stock as bona fide gifts if the recipient of any such gift agrees in writing with Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated to be bound by the terms of this 60-day transfer restriction with the exception of an aggregate of up to 1.5 million shares which may be sold by Beverly Brown, John Dougery, Ellen Hancock, Sam Mohamad, Naomi Seligman, Adam Wegner and Bill Yeack.

   The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

   Until the distribution of the notes is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our notes and common stock. However, the representatives of the underwriters may engage in transactions that stabilize the price of the notes and common stock, such as bids or purchases to peg, fix or maintain the price of these securities.

   If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover of this prospectus supplement, the representatives of the underwriters may reduce that short position by purchasing notes in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of a security to stabilize its price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of such purchases.

   Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives of the underwriters or the lead managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

   Some of the underwriters and their affiliates engage in transactions with, and perform services for, our company in the ordinary course of business and have engaged and may in the future engage in commercial banking and investment banking transactions with us, for which they receive customary compensation. In particular, in October 2000, we entered into a credit facility. Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., is the joint lead arranger and co-documentation agent under the credit facility. Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is the syndication agent under the credit facility. Morgan Stanley Senior Funding, an affiliate of Morgan Stanley & Co. Incorporated, is the documentation agent under the credit facility.

   We have agreed with the underwriters to indemnify each other against some liabilities, including liabilities under the Securities Act of 1933.

   We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $751,000.

                                 LEGAL MATTERS

   Specific legal matters with respect to the notes offered by this prospectus supplement will be passed upon for us by Fenwick & West LLP, Palo Alto, California. The validity of the notes and certain legal matters under New York law with respect to the notes will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

   The consolidated financial statements of Exodus Communications, Inc. as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 and the related financial statement schedule have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated balance sheet of GlobalCenter Holding Co., as of December 31, 1999 and of GlobalCenter, Inc. as of December 31, 1998, and the related consolidated statements of operations and comprehensive income, shareholder's equity and cash flows for the periods from October 1, 1999 to December 31, 1999 and from January 1, 1999 to September 30, 1999 and for each of the two years ended December 31, 1998 and 1997, incorporated by reference in this prospectus supplement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report incorporated by reference herein.

   PROSPECTUS

                                 [EXODUS LOGO]

                                 $2,000,000,000

                          Exodus Communications, Inc.

                                Debt Securities

                                Preferred Stock

                                  Common Stock

                                    Warrants

                               ----------------

   This prospectus includes a general description of the debt securities, shares of preferred stock, shares of common stock and warrants we may issue from time to time. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and each supplement carefully before you invest.

   Our common stock trades on the Nasdaq National Market under the symbol
"EXDS".

                               ----------------

   Investing in our securities involves risks, which we describe in the "Risk Factors" section beginning on page 4 of this prospectus.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                 The date of this prospectus is July 20, 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About This Prospectus......................................................  ii
Where You Can Find More Information........................................  ii
Incorporation by Reference................................................. iii
Summary....................................................................   1
Risk Factors...............................................................   4
Disclosure Regarding Forward-Looking Statements............................  13
Use of Proceeds............................................................  14
Dividend Policy............................................................  14
Ratio of Earnings to Fixed Charges and Preferred Dividends.................  14
Description of Debt Securities.............................................  15
Description of Preferred Stock.............................................  23
Description of Common Stock................................................  25
Description of Warrants....................................................  27
Plan of Distribution.......................................................  29
Legal Matters..............................................................  30
Experts....................................................................  30

   Unless the context otherwise requires, the terms "we," "our," "us," "the company" and "Exodus" refer to Exodus Communications, Inc., a Delaware corporation.

   All share numbers in this prospectus reflect the two-for-one stock split in the form of a stock dividend payable to holders of our common stock on June 20, 2000. The information incorporated by reference into this prospectus that was filed with the SEC prior to June 21, 2000, however, does not reflect this stock split.

                               ----------------


   You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer from time to time debt securities, shares of preferred stock, shares of common stock and warrants up to an aggregate amount of $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, in addition to this prospectus we will provide you with a prospectus supplement that will contain specific information about the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement as well as additional information described under "Where You Can Find More Information" immediately below.

                      WHERE YOU CAN FIND MORE INFORMATION

   Because we are subject to the informational requirements of the Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at
(800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC's EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

   We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered under this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.

   We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to:

                          Exodus Communications, Inc.
                         2831 Mission College Boulevard
                         Santa Clara, California 95054
                           Attention: Adam W. Wegner
                           Telephone: (408) 346-2200

                           INCORPORATION BY REFERENCE

   The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents:

  . our annual report on Form 10-K for the year ended December 31, 1999 filed with the SEC on March 30, 2000;

  . our quarterly report on Form 10-Q for the quarter ended March 31, 2000 filed with the SEC on May 12, 2000;

  . our current reports on Form 8-K filed with the SEC on April 7, 2000, June
    21 and June 30, 2000;

  . the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on February 13, 1998 under
    Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description;

  . the description of our preferred stock purchase rights contained in our registration statement on Form 8-A filed with the SEC on January 29, 1999 under Section 12(g) of the Exchange Act, as amended by a Form 8-A/A filed with the SEC on November 29, 1999, including any amendment or report filed for the purpose of updating such description; and

  . all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the securities that we may offer under this prospectus are sold.

   You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" immediately above.

   Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

                                    SUMMARY

   This section contains a general summary of the information contained in this prospectus. It may not include all the information that is important to you. You should read the entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision.

                          Exodus Communications, Inc.

   Exodus Communications is a leading provider of complex Internet hosting for enterprises with mission-critical Internet operations. We offer sophisticated system and network management solutions, along with professional services, to provide optimal performance for customers' Web sites. Exodus delivers its services from geographically distributed, state-of-the-art Internet Data Centers that are connected through a high performance dedicated and redundant backbone network. Our tailored solutions are designed to integrate with existing enterprise systems architectures and to enable customers to outsource the monitoring, administration and optimization of their equipment, applications and overall Internet operations. As of March 31, 2000, we had over 2,800 customers under contract and managed over 39,000 customer servers worldwide. Our customers represent a variety of industries, ranging from leading Internet companies to major enterprise customers, including Yahoo!, USA Today.com, weather.com, priceline.com, British Airways and Nordstrom.

   Internet usage is growing rapidly and businesses are increasing the breadth and depth of their Internet product and services offerings. These Internet operations are mission-critical for Internet-centric businesses and are becoming increasingly mission-critical for many enterprises. In order to ensure the quality, reliability, availability and redundancy of these mission-critical Internet operations, corporate IT departments must make substantial investments in facilities, personnel, equipment and networks which must be continuously upgraded to reflect changing technologies and must rapidly scale as the enterprise grows. This recurring and significant investment is an inefficient use of resources and, as a result, a significant need exists for outsourcing arrangements that can increase performance, provide continuous operation of Internet solutions and reduce Internet operating expenses. We believe a significant opportunity exists for a highly focused company to provide a combination of server hosting, Internet connectivity and managed and professional services that will enable reliable, high performance mission-critical Internet operations.

   Exodus offers an integrated portfolio of solutions that provides customers with a scalable, secure and high performance platform for the development, deployment and proactive management of mission-critical Internet operations. Our server hosting and Internet connectivity services are offered through our Internet Data Centers and our redundant backbone network of multiple high speed OC-3 and OC-12 lines, along with our public and private network interconnections. We continue to upgrade our network in order to accommodate expected traffic growth. Our managed services include performance monitoring, site management reports, data backup, content delivery and management services, security services and professional services. These services provide the foundation for high performance, availability, scalability and reliability of customers' mission-critical Internet operations. In addition, we integrate best-of-breed technologies from leading vendors with our industry expertise and proprietary technology.

   Our objective is to become the leading provider of Internet system and network management solutions for enterprises with mission-critical Internet operations. To achieve this objective, we intend to:

  . Continue to position Exodus as the leader in this market;

  . Focus on enhancing systems and network management, Internet technology services and professional services;

  . Accelerate our global expansion;

  . Leverage our expertise to address new market opportunities; and

  . Continue to establish strategic relationships for distribution and technology.

   We began offering server hosting and Internet connectivity services in late 1995, opened our first dedicated Internet Data Center in August 1996, and introduced managed services in 1997 and professional services in 1998. We currently operate 22 Internet Data Centers located in Atlanta, Austin, Boston, Chicago, Los Angeles, New York, Seattle, Silicon Valley, Washington, D.C., London, Tokyo, Frankfurt and Toronto.

   We expanded our solutions and services by acquiring providers of Internet technologies--Arca Systems, Inc. ("Arca"), American Information Systems, Inc. ("AIS"), Cohesive Technology Solutions, Inc. ("Cohesive"), Service Metrics, Inc. ("Service Metrics"), Exodus Communications KK (formerly Global Online Japan Co. Ltd.) (sinjuku-ku) ("GOL") and KeyLabs, Inc. ("KeyLabs"). In October 1998, we purchased Arca, a provider of advanced network and system security consulting services. In February 1999, to accelerate our launch into the Chicago metropolitan area, we acquired AIS, a regional provider of co-location, Web hosting and professional services. In July 1999, we acquired Cohesive, a technology professional services organization with expertise in networking, Web applications and technology solutions. In November 1999, we acquired Service Metrics, an Internet monitoring applications and services company. In December 1999, we acquired GOL, an Internet solutions provider, through which we offer complex Web hosting and a range of Managed and Professional Services in the Japanese market. In February 2000, we acquired KeyLabs, Inc., a provider of e-business testing services, and in April 2000, we completed an equity investment in Mirror Image Internet, Inc. ("Mirror Image"), a provider of content distribution services.

   Our principal executive offices are located at 2831 Mission College Blvd., Santa Clara, California 95054. Our telephone number is (408) 346-2200.

                          The Securities We May Offer

   Each time we offer securities under this prospectus, we will provide you with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we may offer under this prospectus.

Debt Securities

   We may offer unsecured general obligations, which may be either senior or subordinated and may be convertible into shares of our common stock or preferred stock. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the "debt securities". The senior debt securities will have the same rank as all our other unsecured and unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors and any preferred shareholders of our subsidiaries. Our board of directors will determine the terms of each series of debt securities being offered.

   We will issue the debt securities under an indenture or indentures between us and Chase Manhattan Bank and Trust Company, National Association, as the trustee. In this document, we have summarized general features of the debt securities from the indentures. We encourage you to read the indentures which are exhibits to the registration statement of which this prospectus is a part.

Preferred Stock

   We may issue shares of our preferred stock, par value $0.001 per share, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series of shares of preferred stock being offered.

Common Stock

   We may issue shares of our common stock, par value $0.001 per share. In this prospectus, we provide a general description of, among other things, our dividend policy and the transfer and voting restrictions that apply to holders of our common stock.

Warrants

   We may issue warrants for the purchase of debt securities, shares of preferred stock or shares of common stock. Our board of directors will determine the terms of the warrants.

                                  RISK FACTORS

   Before investing in our securities, you should carefully consider the risks described below and in any accompanying prospectus supplement as well as the other information included or incorporated by reference in this prospectus. This prospectus contains forward-looking statements that involve risk and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. These risk factors could cause our future results to differ materially from those expressed or implied in any forward-looking statements made by us. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

Our short operating history and heavy losses make our business difficult to evaluate

   Our limited operating history makes evaluating our business operations and our prospects difficult. We began offering server hosting and Internet connectivity services in 1995, opened our first dedicated Internet Data Center in August 1996 and introduced managed services in 1997 and professional services in 1998. Due to our short operating history, our business model is still evolving. We have incurred operating losses and negative cash flows each fiscal quarter and year since 1995. Our accumulated deficit was approximately $286.6 million at March 31, 2000. We anticipate continuing to make significant investments in new Internet Data Centers and network infrastructure, product development, sales and marketing programs and personnel. We believe that we will continue to experience net losses on a quarterly and annual basis for the foreseeable future. We may also use significant amounts of cash and/or equity to acquire complementary businesses, products, services or technologies. Although we have experienced significant growth in revenues in recent periods, this growth rate is not necessarily indicative of future operating results. It is possible that we may never achieve profitability on a quarterly or an annual basis.

Our operating results have fluctuated widely and we expect this to continue

   We have experienced significant fluctuations in our results of operations on a quarterly and an annual basis. We expect to continue to experience significant fluctuations due to a variety of factors, many of which are outside of our control, including:

  . demand for and market acceptance of our services;

  . reliable continuity of service and network availability;

  . the ability to increase bandwidth as necessary, both on our network and at our interconnection points with other networks;

  . costs related to the acquisition of network capacity and arrangements for interconnections with third-party networks;

  . customer retention and satisfaction;

  . capacity utilization of our Internet Data Centers;

  . the timing, magnitude and integration of acquisitions of complementary businesses and assets;

  . the timing of customer installations;

  . the provision of customer discounts and credits;

  . the mix of services sold by us;

  . the timing and success of marketing efforts and service introductions by us and our competitors;

  . the timing and magnitude of capital expenditures, including construction costs relating to the expansion of operations;

  . the timing of expansion of existing Internet Data Centers and completion of new Internet Data Centers, including obtaining necessary permits and adequate public utility power;

  . the introduction by third parties of new Internet and networking technologies;

  . changes in our pricing policies and those of our competitors;

  . fluctuations in bandwidth used by customers; and

  . licenses and permits required to construct facilities, deploy networking infrastructure or operate in the United States and foreign countries.

   In addition, a relatively large portion of our expenses are fixed in the short-term, particularly with respect to telecommunications, depreciation, substantial interest expenses, real estate and personnel. Therefore, our results of operations are particularly sensitive to fluctuations in revenues. Furthermore, if we were to become unable to continue leveraging third-party products in our services offerings, our product development costs could increase significantly. Finally, many of our customers are emerging growth companies which may have negative cash flows, and there is the possibility that we will not be able to collect receivables on a timely basis.

Our rapid expansion produces a significant strain on our business and requires us to expend substantial resources

   The expansion of our network through the opening of additional Internet Data Centers in geographically diverse locations is one of our key strategies. We currently have 22 Internet Data Centers located in the following metropolitan areas: Atlanta, Austin, Boston, Chicago, Frankfurt, London, Los Angeles, New York, Seattle, Silicon Valley, Tokyo, Toronto and Washington, D.C. To expand successfully, we must be able to assess markets, locate and secure new Internet Data Center sites, install telecommunications circuits and equipment and Internet Data Center facilities, and establish additional interconnections with Internet service providers. To manage this expansion effectively, we must continue to improve our operational and financial systems and expand, train and manage our employee base. Our inability to establish additional Internet Data Centers or effectively manage our expansion would have a material adverse effect upon our business.

   We expect to expend substantial resources for leases and/or the purchase of real estate, significant improvements of facilities, purchase of complementary businesses, assets and equipment, implementation of multiple telecommunications connections and hiring of network, administrative, customer support and sales and marketing personnel with the establishment of each new Internet Data Center. Moreover, we expect to make additional significant investments in sales and marketing and the development of new services as part of our expansion strategy. The failure to generate sufficient cash flows or to raise sufficient funds may require us to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities, making it difficult for us to generate additional revenue and to respond to competitive pressures.

   In general, it takes us at least six months to select the appropriate location for a new Internet Data Center, construct the necessary facilities, install equipment and telecommunications infrastructure and hire operations and sales personnel. Expenditures commence well before the Internet Data Center opens, and it takes an extended period for us to approach break-even capacity utilization. As a result, we expect that individual Internet Data Centers will experience losses for in excess of one year from the time they are opened. We incur further expenses from sales personnel hired to test market our services in markets where there is no Internet Data Center. Growth in the number of our Internet Data Centers is likely to increase the amount and duration of losses. In addition, if we do not attract customers to new Internet Data Centers in a timely manner, or at all, our business would be materially adversely affected.

We compete with much larger companies and there are few barriers to entry, and if we cannot compete effectively, we will lose business

   Our market is intensely competitive. There are few substantial barriers to entry, and we expect to face additional competition from existing competitors and new market entrants in the future. Many companies have announced that they intend to begin providing and/or greatly expand their service offerings that are competitive with our services. The principal competitive factors in this market include:

  . the ability to deliver services when requested by the customer;

  . Internet system engineering and other expertise;

  . customer service;

  . network capability, reliability, quality of service and scalability;

  . the variety of services offered;

  . access to network resources, including circuits, equipment and interconnection capacity to other networks;

  . broad geographic presence;

  . price;

  . the ability to maintain and expand distribution channels;

  . brand name;

  . the timing of introductions of new services;

  . network security; and

  . financial resources.

   There can be no assurance that we will have the resources or expertise to compete successfully in the future. Our current and potential competitors in the market include:

  . providers of server hosting services;

  . national, foreign and regional ISPs;

  . global, regional and local telecommunications companies and Regional Bell
    Operating companies;

  . IT outsourcing firms; and

  . other technology services and products companies.

   Many of our competitors have substantially greater resources, more customers, longer operating histories, greater name recognition and more established relationships in the industry. As a result, these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies. In addition, these competitors have entered and will likely continue to enter into business relationships to provide additional services competitive with those we provide.

   Some of our competitors may be able to provide customers with additional benefits in connection with their Internet system and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to ours. We may not be able to offset the effects of any price reductions. In addition, we believe our market is likely to encounter consolidation in the near future, which could result in increased prices and other competition.

Our market is new and our services may not be generally accepted by enterprises looking to outsource their mission-critical Internet operations, which could harm our operating results

   The market for Internet system and network management solutions has only recently begun to develop, is evolving rapidly and is characterized by an increasing number of market entrants. This market may not prove to be viable or, if it becomes viable, may not continue to grow. We currently incur costs greater than our revenues. If we cannot retain or grow our customer base, we will not be able to increase our sales and revenues or create economies of scale to offset our fixed and operating costs. Our future growth depends on the willingness of enterprises to outsource the system and network management of their mission-critical Internet operations and our ability to market our services in a cost-effective manner to a sufficiently large number of customers. If this market fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, our business would be adversely affected. In addition, in order to be successful we must be able to differentiate ourselves from our competition through our service offerings and delivery.

Our substantial leverage and debt service obligations adversely affect our cash flow

   We have substantial amounts of outstanding indebtedness, primarily from our 10 3/4% Senior Notes, 4 3/4% Convertible Subordinated Notes, 11 1/4% Senior Notes, and our 5% Convertible Subordinated Notes. There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of, certain of our debt securities when due. As of March 31, 2000, we had debt of approximately $1.4 billion. We also have the right to issue $100.0 million of additional 10 3/4% Senior Notes on or prior to December 8, 2000. In July 2000 we issued our 11% Senior Notes in an aggregate principal amount of $1.0 billion and our 11% Senior Notes in an aggregate principal amount of 200.0 million. We will have the right to issue an additional $100.0 million of our 11% Senior Notes and an additional 100.0 million of our 11% Senior Notes. Furthermore, we expect to enter into new secured credit facilities for up to $750 million, and our debt securities would be effectively subordinated to any borrowings under the credit facilities. In addition, we expect to add additional equipment loans and lease lines to finance capital expenditures for our Internet Data Centers and to obtain additional long-term debt, working capital lines of credit and lease lines. We cannot be certain that any financing arrangements will be available.

   Our substantial leverage could have significant negative consequences, including:

  . increasing our vulnerability to general adverse economic and industry conditions;

  . limiting our ability to obtain additional financing;

  . requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

  . limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

  . placing us at a possible competitive disadvantage compared to less leveraged competitors and competitors that have better access to capital resources.

We are subject to restrictive covenants in our note indentures that limit our flexibility in managing our business

   Our existing debt securities contain various restrictions on our ability to incur debt, pay dividends or make other restricted payments, sell assets, enter into affiliate transactions and take other actions. Furthermore, our existing financing arrangements are, and future financing arrangements are likely to be, secured by substantially all of our assets. The existing financing arrangements require, and future financing arrangements are likely to require, that we maintain specific financial ratios and comply with covenants restricting our ability to incur debt, pay dividends or make other restricted payments, sell assets, enter into affiliate transactions or take other actions.

   In addition, a number of instruments evidencing our debt restrict the manner in which the funds raised in our debt financings and debt incurred in the future may be used.

We must manage growth effectively by expanding operating and financial procedures, controls and systems or our business will be harmed

   We are experiencing, and expect to continue experiencing, rapid growth with respect to the building of our Internet Data Centers and network infrastructure, acquisitions of assets and companies, expansion of our service offerings, geographic expansion, expansion of our customer base and increases in the number of employees. This growth has placed, and we expect it to continue to place, a significant strain on our financial, management, operational and other resources, including our ability to ensure customer satisfaction. This expansion also requires significant time commitment from our senior management and places a significant strain on their ability to manage the existing business. In addition, we are required to manage multiple relationships with a growing number of third parties as we seek to complement our service offerings. Our ability to manage our growth effectively will require us to continue to expand operating and financial procedures and controls, to replace or upgrade our operational, financial and management information systems and to attract, train, motivate and retain key employees. We have recently hired many key employees and officers, and as a result, our entire management team has worked together for only a brief time. In addition, we intend to hire additional senior management personnel to support our growth and expansion of our business. If our executives are unable to manage growth effectively, our business could be materially adversely affected.

We may experience difficulty in integrating our acquisitions, which could harm our operating results

   In October 1998 we acquired the assets of Arca, in February 1999 we acquired AIS, in July 1999 we acquired Cohesive, in November 1999 we acquired Service Metrics, and in December 1999 we acquired GOL. Furthermore, in February 2000, we completed our acquisition of KeyLabs and in April 2000 we completed our equity investment in Mirror Image. We continue to expend resources integrating Cohesive, Service Metrics and KeyLabs, and the personnel hired in connection with these acquisitions. As we acquire additional companies, we will incur additional expenses.

   We believe that our future growth depends, in part, upon the acquisition of complementary businesses, products, services or technologies. After purchasing a company, we could have difficulty in assimilating that company's technology, personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, future acquisitions by us may require us to issue stock that could dilute the ownership of our then existing stockholders, incur additional debt or assume liabilities, result in large one-time write-offs or create goodwill or other intangible assets that could result in amortization expenses.

System failures could lead to significant costs

   We must protect our network infrastructure, our equipment, and customers' equipment against damage from human error, physical or electronic security breaches, power loss and other facility failures, fire, earthquake, flood, telecommunications failure, sabotage, vandalism and similar events. Despite precautions we have taken, a natural disaster or other unanticipated problems at one or more of our Internet Data Centers could result in interruptions in our services or significant damage to customer equipment. In addition, failure of any of our telecommunications providers, such as MCI WorldCom, Qwest Communications Corporation and Global Crossing, to provide consistent data communications capacity, and local exchange carriers to provide interconnection agreements, could result in interruptions in our services. Any damage to or failure of our systems or service providers could result in reductions in, or terminations of, services supplied to our customers, which could have a material adverse effect on our business. In the past, we have experienced interruptions in specific circuits within our network resulting from events outside our control, temporary loss of power, and failure of networking equipment, all of which led to short-term degradation in the level of performance of our network or temporary unavailability of our services. We attempt to limit exposure to system downtime by contract by giving customers a credit of free service for a short period of time for disruptions. However, customers may demand additional remedies. If we incur significant service level commitment obligations in connection with system downtime, our liability insurance may not be adequate to cover those expenses.

Customer satisfaction with our services is critical to our success

   Our customers demand a very high level of service and services are an increasingly significant portion of our offerings. As customers outsource more mission-critical operations to us, we are subject to increased liability claims and customer dissatisfaction if our systems fail or our customers otherwise become unsatisfied. Our customer contracts generally provide a limited service level commitment related to the continuous availability of service on a 24 hours per day, seven days per week basis. This commitment is generally limited to a credit consisting of free service for a short period of time for disruptions in Internet transmission services. If we incur significant service level commitment obligations in connection with system downtime, our liability insurance may not be adequate to cover these expenses.

Our ability to expand our network is unproven and will require substantial financial, operational and management resources

   To satisfy customer requirements, we must continue to expand and adapt our network infrastructure. We are dependent on MCI WorldCom, Qwest, Global Crossing and other telecommunications providers for our network capacity. The expansion and adaptation of our telecommunications infrastructure will require substantial financial, operational and management resources as we negotiate telecommunications capacity with network infrastructure suppliers. Due to the limited deployment of our services to date, our ability to connect and manage a substantially larger number of customers at high transmission speeds is unknown. We have yet to prove our network's ability to be scaled up to higher customer levels while maintaining superior performance. Furthermore, it may be difficult for us to increase quickly our network capacity in light of current necessary lead times within the industry to purchase circuits and other critical items. If we fail to achieve or maintain high capacity data transmission circuits, customer demand could diminish because of possible degradation of service. In addition, as we upgrade our telecommunications infrastructure to increase bandwidth available to our customers, we expect to encounter equipment or software incompatibility, which may cause delays in implementation.

We depend on network interconnections provided by third parties who may raise their fees or deny access

   We rely on a number of public and private network interconnections to allow our customers to connect to other networks. If the networks with which we interconnect were to discontinue their interconnections, our ability to exchange traffic would be significantly constrained. Furthermore, our business will be harmed if these networks do not add more bandwidth to accommodate increased traffic. Many of the companies with which we maintain interconnections are our competitors. Some of these networks require that we pay them fees for the right to maintain interconnections. There is nothing to prevent any networks, many of which are significantly larger than we are, from increasing fees or denying access. In early 2000, one network with whom we previously maintained interconnections unilaterally terminated their interconnections. In the future, other networks could refuse to continue to interconnect directly with us, might impose significant costs on us or limit our customers' access to their networks. In this event, we may not be able on a cost-effective basis to access alternative networks to exchange our customers' traffic. In addition, we may not be able to pass through to our customers any additional costs of utilizing these networks. In these cases, our business could be harmed.

Difficulties presented by international economic, political, legal, accounting and business factors could harm our business in international markets

   A component of our strategy is to expand into international markets. We opened our first Internet Data Center outside of the United States in the London metropolitan area in June 1999 and acquired an Internet Data Center in Tokyo through our acquisition of GOL in December 1999. In April 2000, we opened two additional Internet Data Centers in Frankfurt and Toronto. Furthermore, we plan to open additional international Internet Data Centers by the end of 2000. In order to expand our international operations, we may enter into joint ventures or outsourcing agreements with third parties, acquire rights to high-bandwidth transmission capability, acquire complementary businesses or operations, or establish and maintain new operations outside of the

United States. Thus, we may depend on third parties to be successful in our international operations. In addition, the rate of development and adoption of the Internet has been slower outside of the United States, and the cost of bandwidth has been higher, which may adversely affect our ability to expand operations and may increase our cost of operations internationally. The risks inherent in conducting business internationally include:

  . unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers;

  . challenges in staffing and managing foreign operations;

  . differences in technology standards;

  . employment laws and practices in foreign countries;

  . longer payment cycles and problems in collecting accounts receivable;

  . political instability;

  . fluctuations in currency exchange rates and imposition of currency exchange controls; and

  . potentially adverse tax consequences.

We might not be successful in our attempts to keep up with rapid technological change and evolving industry standards

   Our future success will depend on our ability to offer services that incorporate leading technology and address the increasingly sophisticated and varied needs of our current and prospective customers. Our market is characterized by rapidly changing and unproven technology, evolving industry standards, changes in customer needs, emerging competition and frequent new service introductions. Future advances in technology may not be beneficial to, or compatible with, our business. In addition, we may not be able to incorporate advances on a cost-effective and timely basis. Moreover, technological advances may have the effect of encouraging our current or future customers to rely on in-house personnel and equipment to furnish the services we currently provide. In addition, keeping pace with technological advances may require substantial expenditures and lead time.

   We believe that our ability to compete successfully is also dependent upon the continued compatibility and interoperability of our services with products, services and architectures offered by various vendors. Although we work with various vendors in testing newly developed products, these products may not be compatible with our infrastructure or adequate to address changing customer needs. Any incompatibility would require us to make significant investments to achieve compatibility. Although we intend to support emerging standards, industry standards may not be established or we may not be able to conform timely to new standards. Our failure to conform to a prevailing standard, or the failure of a common standard to emerge, could have a material adverse effect on our business.

System security risks could disrupt our services

   The ability to provide secure transmissions of confidential information over networks accessible to the public is a significant barrier to electronic commerce and communications. A portion of our services rely on encryption and authentication technology licensed from third parties. Despite a variety of network security measures taken by us, we cannot assure that unauthorized access, computer viruses, accidental or intentional actions and other disruptions will not occur. Recently, numerous computer viruses have circulated throughout the world. Our network and our customer sites are potentially vulnerable to these viruses, which could harm our results of operations. Our Internet Data Centers have experienced and may in the future experience delays or interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees of Exodus or others. Furthermore, inappropriate use of the network by third parties could also jeopardize the security of confidential information, such as customer and Exodus passwords as well as credit card and bank account numbers, stored in our computer systems or those of our customers. As a result, we could become liable to others and lose existing or potential customers. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive. In addition, the efforts to address these problems could result in interruptions, delays or cessation of service to our customers.

We depend on third-party equipment and software suppliers

   We depend on vendors to supply key components of our telecommunications infrastructure and system and network management solutions. Some of the telecommunications services and networking equipment is available only from sole or limited sources. For instance, the routers, switches and modems we use are currently supplied primarily by Cisco Systems, Inc. We typically purchase or lease all of our components under purchase orders placed from time to time. We do not carry significant inventories of components and have no guaranteed supply arrangements with vendors. If we are unable to obtain required products or services on a timely basis and at an acceptable cost, our business would be harmed. In addition, if our sole or limited source suppliers do not provide products or components that comply with evolving Internet and telecommunications standards or that interoperate with other products or components we use, our business would be harmed. For example, we have experienced performance problems, including previously unknown software and firmware bugs, with routers and switches that have caused temporary disruptions in and impairment of network performance.

Government regulation and legal uncertainties may harm our business

   Laws and regulations directly applicable to communications and commerce over the Internet are becoming more prevalent. The United States Congress has recently considered enacting Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union also enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business. We provide services over the Internet in many states in the United States and in many foreign countries, and we facilitate the activities of our customers in these jurisdictions. As a result we may be required to qualify to do business, or be subject to taxation, or be subject to other laws and regulations, in these jurisdictions even if we do not have a physical presence or employees or property in these jurisdictions. The application of these multiple sets of laws and regulations is uncertain, but we could find that Exodus is subject to regulation, taxation, enforcement or other liability in unexpected ways, which could materially adversely affect our business.

We could be held liable for the information disseminated through our network

   The law relating to the liability of online services companies and Internet access providers for information and commerce carried on or disseminated through their networks is currently unsettled. The Child Online Protection Act of 1998 imposes criminal penalties and civil liability on anyone engaged in the business of selling or transferring material that is harmful to minors, by means of the World Wide Web, without restricting access to this type of material by underage persons. Numerous states have adopted or are currently considering similar types of legislation. The imposition upon us and other Internet network providers of potential liability for information carried on or disseminated through systems could require us to implement measures to reduce exposure to liability, which may require the expenditure of substantial resources, or to discontinue various service or product offerings. Further, the costs of defending against any claims and potential adverse outcomes of these claims could have a material adverse effect on our business. While we carry professional liability insurance, it may not be adequate to compensate or may not cover us in the event we become liable for information carried on or disseminated through our networks.

   Some businesses, organizations and individuals have in the past sent unsolicited commercial e-mail messages through our network or advertising sites hosted at our facilities to a massive number of people. This practice, known as "spamming," has led to some complaints against us. In addition, some ISPs and other online services companies could deny network access to us if we allow undesired content or spamming to be transmitted through our networks. Although we prohibit customers by contract from spamming, we cannot be sure that customers will not engage in this practice, which could have a material adverse effect on our business.

Our future success depends on our key personnel

   Our success depends in significant part upon the continued services of our key technical, sales and senior management personnel. Any officer or employee can terminate his or her relationship at any time. If we lose the services of one or more of our key employees or are unable to attract additional qualified personnel, our business would be adversely affected. We do not carry key-person life insurance for any of our employees.

If the Internet and Internet infrastructure development do not continue to grow, our business will be harmed

   Our success depends in large part on continued growth in the use of the Internet. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of access, quality of service and necessary increases in bandwidth availability, remain unresolved and are likely to affect the development of the market for our services. In addition, the rate of development and adoption of the Internet has been slower outside of the United States and the cost of bandwidth has been higher. The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by ISPs and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

We face risks associated with protection and enforcement of intellectual property rights

   We rely on a combination of copyright, patent trademark, service mark and trade secret laws and contractual restrictions to establish and protect proprietary rights in our products and services. We have very little patented technology that would preclude or inhibit competitors from entering our market. Although we have entered into confidentiality agreements with our employees, contractors, suppliers, distributors and appropriate customers to limit access to and disclosure of our proprietary information, these may prove insufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. In addition, the laws of various foreign countries may not protect our products, services or intellectual property rights to the same extent as do the laws of the United States.

   In addition to licensing technologies from third parties, we are developing and acquiring additional proprietary intellectual property. Third parties may try to claim that our products or services infringe their intellectual property. We expect that participants in our markets will be increasingly subject to infringement claims. Any claim, whether meritorious or not, could be time consuming, result in costly litigation, cause product installation delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all.

Our stock price has been volatile in the past and is likely to continue to be volatile

   The market price of our common stock has been volatile in the past and is likely to continue to be volatile. In addition, the securities markets in general, and Internet stocks in particular, have experienced significant price volatility and accordingly the trading price of our common stock is likely to be affected by this activity.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this prospectus, the words "anticipate," "believe," "estimate," "will," "may," "intend" and "expect" and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Forward-looking statements in this prospectus include those relating to the expansion of our network through the opening of additional Internet Data Centers and the timing of openings, the upgrading of our telecommunications infrastructure, our planned introduction of various new products and services, the possibility of acquiring complementary businesses, products, services and technologies and our ability to make required payments on our current and future debt instruments. Actual results, performance or achievements could differ materially from those contemplated by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading "Risk Factors." These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

   We will use the net proceeds from the sale of securities that we may offer under this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include repayment of debt, capital expenditures, possible acquisitions, investments, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily or use them to repay short-term debt until we use them for their stated purpose.

                                DIVIDEND POLICY

   We do not anticipate paying dividends on our common stock in the foreseeable future. The terms of some of our debt instruments place limitations on our ability to pay dividends. Future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board of directors may deem relevant.

           RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

   The following table presents our historical ratios of earnings to fixed charges and preferred dividends for the periods indicated:

                                                                            Three months
                                   Year Ended December 31                  ended March 31
                         -----------------------------------------------  ------------------
                          1995     1996      1997      1998      1999       1999      2000
                         -------  -------  --------  --------  ---------  --------  --------
                                                (in thousands)
Ratio...................      --       --        --        --         --        --        --
Deficiency.............. $(1,311) $(4,133) $(25,298) $(67,316) $(130,323) $(23,232) $(58,350)

   For the purpose of this computation, earnings are defined as income (loss) before income taxes plus fixed charges and preferred dividends. Fixed charges consist of interest expense, including amortization of deferred debt issuance costs and the interest portion of capital lease obligations, and the portion of rental expense that is representative of the interest factor, deemed to be one-third of minimum operating lease rentals.

                         DESCRIPTION OF DEBT SECURITIES

   The following description of the terms of the debt securities summarizes some general terms that will apply to the debt securities. The description is not complete, and we refer you to the indentures, which we filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

General

   The debt securities will be either our senior debt securities or our subordinated debt securities. We will issue our debt securities under one or more separate indentures between us and Chase Manhattan Bank and Trust Company, National Association, as trustee. Senior debt securities will be issued under a senior indenture and subordinated securities will be issued under a subordinated indenture. Together the senior indenture and the subordinated indenture are called the "indentures". A copy of the form of each type of indenture will be filed as an exhibit to the registration statement of which this prospectus is a part. The indentures may be supplemented by one or more supplemental indentures. We refer to the indentures, together with any supplemental indentures, as the "indentures" throughout the remainder of this prospectus.

   The indentures do not limit the amount of debt securities that we may issue. The indentures provide that debt securities may be issued up to the principal amount that we authorize from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness. The terms of the indentures do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us, but those provisions may be included in the documents that include the specific terms of the debt securities.

   We may issue the debt securities in one or more separate series of senior debt securities and subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

  . the title of the debt securities;

  . any limit upon the aggregate principal amount of the debt securities;

  . if other than United States dollars, the currency or currencies, including the euro and other composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

  . the date or dates when payments on the principal must be made or the method of determining that date or dates;

  . interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

  . the right, if any, to extend the interest payment periods and the duration of the extensions;

   .the places where payments may be made and the manner of payments;

  . any mandatory or optional redemption provisions;

   .any subordination provisions;

  . the denominations in which debt securities will be issued;

  . the terms applicable to any debt securities issued at a discount from their stated principal amount;

  . the currency or currencies of payment of principal or interest; and the period, if any, during which a holder may elect to pay in a currency other than the currency in which the debt securities are denominated;

  . if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any;

  . whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

  . whether and on what terms we will pay additional amounts to holders of the debt securities that are not United States persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

  . the certificates or forms required for the issuance of debt securities in definitive form;

  . the trustees, depositaries, authenticating or paying agents, transfer agents or registrars of the debt securities;

  . any deletions of, or changes or additions to, the events of default or covenants;

  . conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments to those prices and rates; and

  . any other specific terms of the debt securities.

   If any debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

   Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities may bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount and may bear no or below market interest. The applicable prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than United States dollars.

Senior Debt Securities

   Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Subordinated Debt Securities

   Payment of the principal of, premium, if any, and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including senior debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors and preferred shareholders of our subsidiaries.

Registrar and Paying Agent

   The debt securities may be presented for registration of transfer or for exchange at the corporate trust office of the security registrar or at any other office or agency that we maintain for those purposes. In addition, the debt securities may be presented for payment of principal, interest and any premium at the office of the paying agent or at any office or agency that we maintain for those purposes.

   Chase Manhattan Bank and Trust Company, National Association, is our designated security registrar and paying agent for the debt securities.

Global Securities

   We may issue a series of debt securities in whole or in part in the form of one or more global certificates that will be deposited with a depositary we will identify in a prospectus supplement. We may issue global debt securities in either registered or unregistered form and in either temporary or definitive form. We will describe the specific terms of the depositary arrangement with respect to any series of debt securities in the prospectus supplement.

Conversion or Exchange Rights

   Debt securities may be convertible into or exchangeable for shares of our equity securities or equity securities of our subsidiaries or affiliates. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

  . the conversion or exchange price;

  . the conversion or exchange period;

  . provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

  . events requiring adjustment to the conversion or exchange price;

  . provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

  . any anti-dilution provisions, if applicable.

Registered Global Securities

   Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

  . by the depositary for that registered global security to its nominee;

  . by a nominee of the depositary to the depositary or another nominee of the depositary; or

  . by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

   The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security.

   We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

  . ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for that registered global security, these persons being referred to as "participants", or persons that may hold interests through participants;

  . upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

  . any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

  . ownership of beneficial interest in that registered global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary for that registered global security for interests of participants and on the records of participants for interests of persons holding through participants.

   The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

   So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, the depositary or that nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

  . will not be entitled to have the debt securities represented by a registered global security registered in their names;

  . will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

  . will not be considered the owners or holders of the debt securities under the indenture.

   Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

   We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

   We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owners of the registered global security. None of us, the trustee or any other of our agents or agents of the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name". We also expect that any of these payments will be the responsibility of the participants.

   If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, will instruct the trustee.

   We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as "bearer global securities". We will deposit these securities with a common depositary for Euroclear System and Clearstream Banking, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Merger, Consolidation or Sale of Assets

   Under the terms of indentures, we may consolidate or merge with another company, or sell, lease or convey all or substantially all our assets to another company, if Exodus is either the continuing entity or, if Exodus is not the continuing entity:

  . the successor entity is organized under the laws of the United States of America and expressly assumes all payments on all of the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture; and

  . the merger, sale of assets or other transaction must not cause a default on the debt securities and we must not already be in default.

Events of Default

   Unless otherwise provided for in the prospectus supplement, the term "event of default", when used in the indentures means any of the following:

  . failure to pay interest for 30 days after the date payment is due and payable; however, if we extend an interest payment period under the terms of the debt securities, the extension will not be a failure to pay interest;

  . failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

  . failure to make sinking fund payments, if any, when due;

  . failure to perform other covenants for 60 days after notice that performance was required;

  . events in bankruptcy, insolvency or reorganization of our company; or

  . any other event of default provided in the applicable resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

   An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

   If an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of that event of default, or if any other event of default occurs and is continuing involving all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.

   Similarly, if an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice, or if any other event of default occurs and is continuing involving all of the series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated debt securities may declare the entire principal amount of all of the series of subordinated debt securities due and payable immediately.

   If, however, the event of default relating to the performance of other covenants or any other event of default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated debt securities, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated debt securities, as the case may be, may declare the entire principal amount of all debt securities of that affected series due and payable immediately. The holders of not less than a majority, or any applicable supermajority, in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

   If an event of default relating to events in bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

   Each indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under each indenture unless:

  . the holder has previously given to the trustee written notice of default and continuance of that default;

  . the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

  . the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

  . the trustee has not instituted the action within 60 days of the request;
    and

  . the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

   We will be required to file annually with the trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of an indenture.

Discharge, Defeasance and Covenant Defeasance

   We can discharge or defense our obligations under the indentures as stated below or as provided in the prospectus supplement.

   Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

   Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as "defeasance". We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indentures, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as "covenant defeasance". We may effect defeasance and covenant defeasance only if, among other things:

  . we irrevocably deposit with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series;

  . we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (a) in the case of covenant defeasance, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance, and will be subject to tax in the same manner and at the same times as if no covenant defeasance had occurred and (b) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable United States federal income tax law, and based on that ruling or change, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to tax in the same manner as if no defeasance had occurred; and

  . in the case of subordinated debt securities, no event or condition will exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

   Although we may discharge or decrease our obligations under the indentures as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

   Except as provided in the applicable prospectus supplement, each indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

  . secure any debt securities;

  . evidence the assumption by a successor corporation of our obligations and the conversion of any debt securities into the capital stock of that successor corporation, if the terms of those debt securities so provide;

  . add covenants for the protection of the holders of debt securities;

  . cure any ambiguity or correct any inconsistency in the indenture;

  . establish the forms or terms of debt securities of any series; and

  . evidence and provide for the acceptance of appointment by a successor trustee.

   Each indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of subordinated debt securities then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected:

  . extend the stated maturity of any debt security;

  . reduce the principal amount or premium, if any;

  . reduce the rate or extend the time of payment of interest;

  . reduce any amount payable on redemption;

  . change the currency in which the principal, unless otherwise provided for a series, premium, if any, or interest is payable;

  . reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

  . impair the right to institute suit for the enforcement of any payment on any debt security when due; or

  . reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture for any such series.

Concerning the Trustee

   Each indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indentures separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by that trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indentures may resign or be removed from one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee of that series in New York, New York.

   If the trustee becomes a creditor of our company, each indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

   The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, so long as the direction:

  . would not conflict with any rule of law or with the applicable indenture;

  . would not be unduly prejudicial to the rights of another holder of the debt securities; and

  . would not involve any trustee in personal liability.

   Each indenture provides that if an event of default occurs, is not cured and is known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trust's power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

   Each indenture provides that no incorporator and no past, present or future stockholder, officer or director of our company or any successor corporation in those capacities will have any individual liability for any of our obligations, covenants or agreements under the debt securities or such indenture.

Governing Law

   The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

                         DESCRIPTION OF PREFERRED STOCK

   Under our certificate of incorporation we have authorized 5,000,000 shares of preferred stock, par value $0.001 per share. At June 30, 2000, we had no shares of preferred stock issued and outstanding. Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series or the designation of such class or series, without any further action by the stockholders. Preferred stock, if issued, will not be entitled to any preemptive or similar rights.

   Each time that we issue a new series of preferred stock, we will file with the SEC a definitive certificate of designations. In addition, the prospectus supplement relating to that new series of preferred stock will specify the particular amount, price and other terms of that new series. These terms will include:

  . the designation of the title of the series;

  . dividend rates;

  . redemption provisions, if any;

  . special or relative rights in the event of liquidation, dissolution, distribution or winding up of Exodus;

  . sinking fund provisions, if any;

  . whether the preferred stock will be convertible into our common stock or any other of our securities or exchangeable for securities of any other person;

  . voting rights; and

  . any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, not inconsistent with our by-laws.

   The shares of any series of preferred stock will be, when issued, fully paid and non-assessable. The holders of the preferred stock will not have preemptive rights.

Ranking

   Each new series of preferred stock will rank with respect to each other series of our preferred stock as specified in the prospectus supplement relating to that new series of preferred stock.

Dividends

   Holders of each new series of preferred stock will be entitled to receive cash dividends or dividends in kind, if declared by our board of directors out of funds legally available for dividends. For each series of preferred stock, we will specify in the prospectus supplement:

  . the dividend rates;

  . whether the rates will be fixed or variable or both;

  . the dates of distribution of the cash dividends; and

  . whether the dividends on any series of preferred stock will be cumulative or non-cumulative.

Conversion and exchange

   The prospectus supplement for any new series of preferred stock will state the terms and other provisions, if any, on which shares of the new series of preferred stock are convertible into shares of our common stock or exchangeable for securities of a third party.

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

Redemption

   We will specify in the prospectus supplement relating to each new series of preferred stock:

  . whether that new series will be redeemable at any time, in whole or in part, at our option or at the option of the holder of the shares of preferred stock;

  . whether that new series will be subject to mandatory redemption under a sinking fund or on other terms; and

  . the redemption prices.

Liquidation preference

   Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive:

  . distributions upon liquidation in the amount provided in the prospectus supplement of that series of preferred stock; plus

  . any accrued and unpaid dividends.

   These payments will be made to holders of preferred stock out of our assets available for distribution to stockholders before any distribution is made on any securities ranking junior to the preferred stock regarding liquidation rights.

   After payment of the full amount of the liquidation preference to which they are entitled, the holders of each series of preferred stock will not be entitled to any further participation in any distribution of our assets.

Voting rights

   The holders of shares of any series of preferred stock will have no voting rights except as indicated in the certificate of designations or prospectus supplement relating to that series or as required by law.

Transfer agent and registrar

   We will specify each of the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each new series of preferred stock in the prospectus supplement relating to that series.

                          DESCRIPTION OF COMMON STOCK

   The following summary is a description of the material terms of our common stock, does not purport to be complete and is subject in all respects to the applicable provisions of Delaware law and of our constituent documents and of the constituent documents of our subsidiaries. Our restated certificate of incorporation and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

   Our restated certificate of incorporation provides that we have authority to issue 1,500,000,000 shares of common stock, par value $0.001 per share. As of June 30, 2000, there were 414,811,666 shares of common stock outstanding. Common stockholders are entitled to one vote for each share held on all matters submitted to a vote of stockholders. They do not have cumulative voting rights. Common stockholders do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of common stockholders are subject to the rights of the shareholders of any series of preferred stock which we may designate and issue in the future. We will describe the specific terms of any common stock we may offer in a prospectus supplement.

Charter Provisions

   The board of directors currently consists of ten members. At each annual meeting of stockholders, directors are elected for a term of one year.

   Our restated certificate of incorporation includes provisions eliminating the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by law. Our bylaws include provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law, including under circumstances in which indemnification is otherwise discretionary, and permitting the board of directors to grant indemnification to employees and agents to the fullest extent permitted by Delaware law.

   Our bylaws require that nominations for the board of directors made by the stockholders and proposals by stockholders seeking to have any business conducted at a stockholders' meeting comply with particular notice procedures. A notice by a stockholder of a planned nomination or of proposed business must generally be given not later than 60 days nor earlier than 90 days prior to the date of the meeting. A stockholder's notice of nomination must include particular information about the stockholder, the nominee and any beneficial owner on whose behalf the nomination is made, and a notice from a stockholder proposing business to be brought before the meeting must describe such business and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made, and any other stockholder known to be supporting that proposal.

   Our restated certificate of incorporation and bylaws provide that any action required or permitted to be taken by the stockholders shall be taken only at a duly called annual or special meeting of the stockholders. Special meetings may be called by the board of directors, the chairman of the board, the chief executive officer or the holders of Exodus shares that are entitled to cast not less then 10% of the total number of votes entitled to be cast by all stockholders at such meeting. In addition, our restated certificate of incorporation and bylaws provide that the board of directors may, from time to time, fix the number of directors constituting the board of directors, and only the directors are permitted to fill vacancies on the board of directors.

   Under Delaware law, the affirmative vote of a majority of the shares entitled to vote on any mater is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation and bylaws do not require a greater percentage. In addition, our restated certificate of incorporation and bylaws provide that the board of directors shall have the power to amend or repeal our bylaws.

   The provisions of the restated certificate of incorporation and bylaws discussed above could make more difficult or discourage a proxy contest or the acquisition of control of a substantial block of our stock or the removal of any incumbent member of the board of directors. Such provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Exodus, even though such an attempt might be beneficial to Exodus and our stockholders.

Stockholder Rights Plan

   We adopted a stockholder rights plan on January 26, 1999. The plan was implemented by declaring a dividend, distributable to stockholders of record on February 11, 1999, of one preferred share purchase right for each outstanding share of common stock. The plan provides that each share of common stock outstanding will have attached to it the right to purchase one sixteen-hundredth of a share of preferred stock. The purchase price per one sixteen-hundredth of a preferred share under the plan is $21.87, subject to adjustment. The rights will be exercisable only if a person or group (i) acquires 15% or more of the common stock or (ii) announces a tender offer that would result in that person or group acquiring 15% or more of the common stock. Once exercisable, and in some circumstances if certain additional conditions are met, the plan allows shareholders (other than the acquiror) to purchase common stock or securities of the acquiror having a then-current market value of two times the exercise price of the right. The rights are redeemable for $0.001 per right (subject to adjustment) at the option of the board of directors. Until a right is exercised, the holder of the right, as such, has no rights as a stockholder of Exodus. The rights will expire on January 27, 2009 unless redeemed by Exodus prior to that date.

   On October 20, 1999 the rights agreement was amended to provide that FMR Corp. will not be deemed an "acquiring person" unless it acquires 20% or more of the common stock as opposed to 15% as described above.

   The rights agreement contains rights that have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Exodus on terms not approved by the board of directors. The rights should not interfere with any merger or other business combination approved by the board of directors since the rights may be redeemed by Exodus at $0.001 per right prior to the earlier of (i) the time prior to such time as any person has become an acquiring person (as defined in the rights agreement), or
(ii) January 27, 2009.

Change of Control

   We are subject to Section 203 of the Delaware General Corporation Law which under certain circumstances, may make it more difficult for a person who would be an "Interested Stockholder," as defined in Section 203, to effect various business combinations with us for a three-year period. Under Delaware law, a corporation's certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Our restated certificate of incorporation and bylaws do not exclude us from the restrictions imposed under
Section 203.

Transfer Agent

   The transfer agent, registrar, dividend disbursing agent and redemption agent for the shares of our common stock will be EquiServe.

                            DESCRIPTION OF WARRANTS

   We may issue warrants, including debt warrants, which are warrants to purchase debt securities, and equity warrants, which are warrants to purchase common stock or preferred stock.

   Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with a series of warrants and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe any other terms of the warrant and the applicable warrant agreement.

Debt warrants

   The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

  . the title and aggregate number of the debt warrants;

  . any offering price of the debt warrants;

  . the number of debt warrants and debt securities that will be separately transferable;

  . any date on and after which the debt warrants and debt securities will be separately transferable;

  . the title, total principal amount, ranking and terms, including subordination and conversion provisions, of the underlying debt securities that may be purchased upon exercise of the debt warrants;

  . the time or period when the debt warrants are exercisable, the minimum or maximum amount of debt warrants which may be exercised at any one time and the final date on which the debt warrants may be exercised;

  . the principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant and the price, or the manner of determining the price, at which the principal amount may be purchased upon exercise;

  . the terms of any right to redeem or call the debt warrants;

  . any book-entry procedure information;

  . any currency or currency units in which the offering price and the exercise price are payable; and

  . any other terms of the debt warrants not inconsistent with the provisions of the debt warrant agreement.

Equity warrants

   The applicable prospectus supplement will describe the terms of any equity warrants, including the following:

  . the title and aggregate number of the equity warrants;

  . any offering price of the equity warrants;

  . the designation and terms of any shares of preferred stock that are purchasable upon exercise of the equity warrants;

  . if applicable, the designation and terms of the securities with which the equity warrants are issued and the number of the equity warrants issued with each security;

  . if applicable, the date from and after which the equity warrants and any securities issued with those warrants will be separately transferable;

  . the number of shares of common stock or preferred stock purchasable upon exercise of an equity warrant and the price;

  . the time or period when the equity warrants are exercisable and the final date on which the equity warrants may be exercised and terms regarding any of our rights to accelerate this final date;

  . if applicable, the minimum or maximum amount of the equity warrants exercisable at any one time;

  . any currency or currency units in which the offering price and the exercise price are payable;

  . any applicable anti-dilution provisions of the equity warrants;

  . any applicable redemption or call provisions; and

  . any additional terms of the equity warrants not inconsistent with the provisions of the equity warrant agreement.

                              PLAN OF DISTRIBUTION

   We may sell our debt securities, shares of preferred stock, shares of common stock and warrants in any of three ways:

  . through underwriters;

  . through agents; or

  . directly to a limited number of institutional purchasers or to a single purchaser.

   The prospectus supplement for the securities we sell will describe that offering, including:

  . the name or names of any underwriters;

  . the purchase price and the proceeds to us or the selling stockholders from that sale;

  . any underwriting discounts and other items constituting underwriters' compensation;

  . any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

  . whether the securities will trade on any securities exchanges or the Nasdaq National Market.

Underwriters

   If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer. Unless otherwise provided in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions. The underwriters will be obligated to purchase all of these securities if any are purchased.

   The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   We also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

   We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

Agents

   We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the applicable prospectus supplement.

Direct Sales

   We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

Indemnification

   We may indemnify underwriters, dealers or agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

                                 LEGAL MATTERS

   Certain legal matters with respect to the securities will be passed upon for us by Fenwick & West LLP, Palo Alto, California. Certain legal matters under the laws of the State of New York with respect to the securities will be passed upon for us by Winthrop, Stimson, Putnam & Roberts, New York, New York or other counsel named in the appropriate prospectus supplement.

                                    EXPERTS

   The consolidated financial statements of Exodus as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999 and the related financial statement schedule have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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